Exhibit 99.6

PART I.	FINANCIAL INFORMATION

Item 1.	Financial Statements

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended March 31,
	2013	2012
	(In thousands, except per share amounts)
Revenues
Commissions and fees	$125,225	$141,295
Net trading revenue	148,838	153,134
Interest, net	6,390	5,611
Investment income and other, net	4,703	2,432

Total revenues	285,156	302,472

Expenses
Employee compensation and benefits	107,823	112,269
Execution and clearance fees	50,450	52,330
Payments for order flow	35,093	21,688
Communications and data processing	22,225	20,284
Interest	13,052	13,154
Professional fees	13,030	4,948
Depreciation and amortization	9,709	11,577
Occupancy and equipment rentals	5,398	5,388
Business development	3,973	4,214
Other	6,499	5,522

Total expenses	267,252	251,374

Income from continuing operations before income taxes	17,904	51,098
Income tax expense	6,890	19,878

Income from continuing operations, net of tax	11,014	31,220
(Loss) income from discontinued operations, net of tax	(20,371)	1,886

Net (loss) income	$(9,357)	$33,106

Basic earnings per share from continuing operations	$0.04	$0.35

Diluted earnings per share from continuing operations	$0.03	$0.34

Basic (loss) earnings per share from discontinued operations	$(0.08)	$0.02

Diluted (loss) earnings per share from discontinued operations	$(0.06)	$0.02

Basic (loss) earnings per share	$(0.04)	$0.37

Diluted (loss) earnings per share	$(0.03)	$0.36

Shares used in computation of basic (loss) earnings per share	253,007	89,764

Shares used in computation of diluted (loss) earnings per share	361,053	92,175

The accompanying notes are an integral part of these consolidated financial statements.

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Unaudited)

	For the three months ended March 31,
	2013	2012

Net (loss) income	$(9,357)	$33,106
Other comprehensive (loss) income:
Cumulative translation adjustment	(1,110)	325

Comprehensive (loss) income	$(10,467)	$33,431

The accompanying notes are an integral part of these consolidated financial statements.

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31, 2013	December 31, 2012
	(In thousands)
Assets
Cash and cash equivalents	$439,182	$413,926
Cash and securities segregated under federal and other regulations	172,962	166,992

Financial instruments owned, at fair value, including securities pledged to counterparties that had the right to deliver or repledge of $5,188,944 at March 31, 2013 and $4,605,155 at December 31, 2012:

Equities	1,538,856	1,463,916
Debt securities	146,518	111,157
Listed equity options	231,044	202,091
Loan inventory	152,349	191,712
Other financial instruments	3,778	237
Securitized HECM loan inventory	4,792,350	4,054,905

Total financial instruments owned, at fair value	6,864,895	6,024,018
Collateralized agreements:
Securities borrowed	1,414,794	1,008,720
Receivable from brokers, dealers and clearing organizations	1,107,202	868,805
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization	92,277	94,226
Investments	79,052	78,348
Goodwill	213,900	213,900
Intangible assets, less accumulated amortization	53,234	55,654
Income taxes receivable	122,980	152,576
Assets of business held for sale	145,674	449,509
Other assets	206,628	251,773

Total assets	$10,912,780	$9,778,447

Liabilities, convertible preferred stock & equity
Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities	$1,490,972	$1,164,999
Debt securities	56,478	118,991
Listed equity options	179,404	155,942
Other financial instruments	—	5,505

Total financial instruments sold, not yet purchased, at fair value	1,726,854	1,445,437
Collateralized financings:
Securities loaned	687,012	504,082
Financial instruments sold under agreements to repurchase	555,000	355,000
Other secured financings	104,461	146,330
Liability to GNMA trusts, at fair value	4,742,776	4,002,704

Total collateralized financings	6,089,249	5,008,116
Payable to brokers, dealers and clearing organizations	403,998	378,724
Payable to customers	462,028	388,676
Accrued compensation expense	64,891	141,794
Accrued expenses and other liabilities	201,663	186,746
Liabilities of business held for sale	85,618	357,661
Long-term debt	392,470	388,753

Total liabilities	9,426,771	8,295,907

Convertible Preferred Stock
Series A convertible preferred stock
Shares issued: 400 at December 31, 2012, Shares outstanding: 243 at December 31, 2012	—	229,857

Equity
Class A common stock
Shares authorized: 500,000 at March 31, 2013 and at December 31, 2012; Shares issued: 449,323 at March 31, 2013 and 274,821 at December 31, 2012; Shares outstanding: 375,130 at March 31, 2013 and 202,056 at December 31, 2012	4,493	2,748
Additional paid-in capital	1,647,895	1,400,317
Retained earnings	701,264	710,621
Treasury stock, at cost; 74,193 at March 31, 2013 and 72,765 shares at December 31, 2012	(864,437)	(858,907)
Accumulated other comprehensive loss	(3,206)	(2,096)

Total equity	1,486,009	1,252,683

Total liabilities, convertible preferred stock and equity	$10,912,780	$9,778,447

The accompanying notes are an integral part of these consolidated financial statements.

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENT OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND EQUITY

For the three months ended March 31, 2013

(Unaudited)

	Knight Capital Group, Inc. Stockholders’ Equity
	(in thousands)
	Series A convertible preferred stock		Class A common stock				Treasury Stock
	Series A-1	Amount	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Shares	Amount	Accumulated other comprehensive loss	Total Equity
Balance, December 31, 2012	243	$229,857	274,821	$2,748	$1,400,317	$710,621	(72,765)	$(858,907)	$(2,096)	$1,252,683

Net loss	—	—	—	—	—	(9,357)	—	—	—	(9,357)
Series A-1 convertible preferred stock converted into common stock	(243)	(229,857)	162,309	1,623	228,234	—	—	—	—	229,857
Common stock repurchased	—	—	—	—	(4)	—	(1,428)	(5,530)	—	(5,534)
Stock-based compensation	—	—	12,193	122	19,348	—	—	—	—	19,470
Cumulative translation adjustment	—	—	—	—	—	—	—	—	(1,110)	(1,110)

Balance, March 31, 2013	—	$—	449,323	$4,493	$1,647,895	$701,264	(74,193)	$(864,437)	$(3,206)	$1,486,009

The accompanying notes are an integral part of these consolidated financial statements.

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the three months ended March 31,
	2013	2012
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(9,357)	$33,106
(Loss) income from discontinued operations, net of tax	(20,371)	1,886

Income from continuing operations, net of tax	11,014	31,220
Adjustments to reconcile income from continuing operations, net of tax to net cash provided by (used in) operating activities
Stock-based compensation	11,976	11,022
Depreciation and amortization	9,709	11,577
Debt discount accretion and other debt related expenses	4,456	4,201
Unrealized and realized gains on investments, net	(4,194)	(1,561)
Deferred rent	(326)	(20)
Operating activities from discontinued operations	15,523	(96,905)
(Increase) decrease in operating assets
Cash and securities segregated under federal and other regulations	(5,970)	35,001
Financial instruments owned, at fair value	(841,116)	(794,157)
Securities borrowed	(406,073)	(35,932)
Receivable from brokers, dealers and clearing organizations	(238,396)	(34,721)
Income taxes receivable	29,596	16,560
Other assets	44,404	(87,367)
Increase (decrease) in operating liabilities
Financial instruments sold, not yet purchased, at fair value	281,652	141,669
Securities loaned	182,931	(8,273)
Financial instruments sold under agreements to repurchase	200,000	176,063
Other secured financings	(41,869)	(15,825)
Liability to GNMA trusts, at fair value	740,072	519,446
Payable to brokers and dealers and clearing organizations	25,274	81,128
Payable to customers	73,353	33,971
Accrued compensation expense	(73,839)	(91,806)
Accrued expenses and other liabilities	16,440	7,055

Net cash provided by (used in) operating activities	34,617	(97,654)

Cash flows from investing activities
Proceeds and distributions from investments	4,610	1,440
Purchases of investments	(1,120)	(9,532)
Purchases of fixed assets and leasehold improvements	(5,340)	(7,628)
Purchase of intangible asset	—	(50)
Investing activities from discontinued operations	—	(551)

Net cash used in investing activities	(1,850)	(16,321)

Cash flows from financing activities
Stock options exercised	—	891
Income tax provision related to stock-based compensation	—	129
Cost of common stock repurchased	(5,184)	(18,680)
Payment of dividend related to convertible preferred shares	(1,217)	—

Net cash used in financing activities	(6,401)	(17,660)

Effect of exchange rate changes on cash and cash equivalents	(1,110)	325

Increase (decrease) in cash and cash equivalents	25,256	(131,310)
Cash and cash equivalents at beginning of period	413,926	467,633

Cash and cash equivalents at end of period	$439,182	$336,323

Supplemental disclosure of cash flow information:
Cash paid for interest	$12,260	$12,295

Cash paid for income taxes	$1,086	$8,565

The accompanying notes are an integral part of these consolidated financial statements.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Organization and Description of the Business

Knight Capital Group, Inc. (collectively with its subsidiaries, “Knight” or the “Company”) is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including broker dealers, institutions and corporations. The Company seeks to continually apply its expertise and innovation to the market making and trading process to build lasting client relationships through consistent performance and superior client service. In the first quarter of 2013, the Company changed from four operating segments: (i) Market Making, (ii) Institutional Sales and Trading, (iii) Electronic Execution Services and (iv) Corporate and Other to three operating segments: (i) Market Making; (ii) Global Execution Services; and (iii) Corporate and Other. This change was made to better reflect the Company’s client offerings, changes in senior management, the combination of the institutional equities sales teams and how the businesses are managed. As of March 31, 2013, the Company’s operating segments comprised the following:

Market Making

The Market Making segment principally consists of market making in global equities and listed domestic options. As a market maker, the Company commits capital for trade executions by offering to buy securities from, or sell securities to, institutions and broker-dealers. The Market Making segment primarily includes client, and to a lesser extent, non-client electronic market making activities in which the Company operates as a market maker in equity securities quoted and traded on the Nasdaq Stock Market; the over-the-counter (“OTC”) market for New York Stock Exchange (“NYSE”), NYSE Amex Equities (“NYSE Amex”), NYSE Arca listed securities and several European exchanges. As a complement to electronic market making, the Company’s cash trading business handles specialized orders and also transacts on the OTC Bulletin Board, marketplaces operated by the OTC Markets Group Inc. and the Alternative Investment Market (“AIM”) of the London Stock Exchange. The segment also provides trade executions as an equities Designated Market Maker (“DMM”) on the NYSE and NYSE Amex. Market Making also includes the Company’s option market making business which trades on substantially all domestic electronic exchanges.

Global Execution Services

The Global Execution Services segment offers access via its electronic agency-based platforms to markets and self-directed trading in equities, options, fixed income, foreign exchange and futures. In contrast to Market Making, the Global Execution Services segment generally does not act as a principal to transactions that are executed within this segment, however, it will commit capital on behalf of clients as needed, and generally earns commissions for acting as agent between the principals to the trade. Global Execution Services also includes equity sales and trading (including exchange traded funds (“ETFs”)), reverse mortgage origination and securitization and asset management. This segment also facilitates client orders through program, block, and riskless principal trades and provides capital markets services, including equity offerings as well as private placements. Additionally, the Global Execution Services segment includes the futures commission merchant (“FCM”) business, which comprises certain assets and liabilities that the Company acquired or assumed from the futures division of Penson Financial Services, Inc. on June 1, 2012. This business provides futures execution and clearing services on major U.S. and European futures and options exchanges for clients.

Management of the Company from time to time conducts a strategic review of its businesses and evaluates their potential value in the marketplace relative to their current and expected returns. To the extent management and the Company’s Board of Directors determine a business may return a higher value to shareholders through a divestiture, or is no longer core to the Company’s strategy, management may pursue a sale process. As of the date of this report the Company is exploring the sale of certain non-core and non-strategic assets, including its reverse mortgage origination and securitization business. While the process is ongoing, there is no assurance that any transaction will occur, or if a transaction is entered into, what the terms would be. Any potential transaction would be subject to the approval of the Company’s Board of Directors, and the consummation would likely be subject to customary closing conditions, including receipt of required regulatory approvals and applicable consents.

Corporate and Other

The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and all other income and expenses that are not attributable to the other segments. The Corporate and Other segment houses functions that support the Company’s other segments such as self-clearing services, including stock lending activities.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Discontinued Operations

During the first quarter of 2013, the Company agreed to sell its institutional fixed income sales and trading business, which operates in the United States and the United Kingdom, to Stifel, Nicolaus & Company, Inc (“Stifel”). The Company expects to complete the transaction during the second quarter of 2013. As a result, this business is considered to be held for sale and its results of operations have been reported as discontinued operations. Discontinued operations also include the Company’s correspondent clearing business, which the Company announced that it was discontinuing in the first quarter of 2013. See Footnote 5 “Business held for sale and discontinued operations” for further discussion.

2.	Significant Accounting Policies

Basis of consolidation and form of presentation

The accompanying unaudited Consolidated Financial Statements, prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), include the accounts of the Company and its subsidiaries and should be read in conjunction with the audited Consolidated Financial Statements for the year ended December 31, 2012. All significant intercompany transactions and balances have been eliminated.

Certain reclassifications have been made to the prior periods’ Consolidated Financial Statements in order to conform to the current period presentation. Such reclassifications are immaterial to both current and all previously issued financial statements taken as a whole and have no effect on previously reported Consolidated Net (loss) income.

The Company consolidates all of its subsidiaries as well as any variable interest entity (“VIE”) investment in which it is considered to be the primary beneficiary. The Company performs a qualitative assessment to determine if a VIE should be consolidated. As described in more detail below, the primary attributes the Company assesses include the entity’s capital structure and power. The Company will consolidate a VIE if it has both i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. As of March 31, 2013 and December 31, 2012, the Company was not considered to be a primary beneficiary of any VIE.

Cash and cash equivalents

Cash and cash equivalents include money market accounts, which are payable on demand, and short-term investments with an original maturity of less than 90 days. The carrying amount of such cash equivalents approximates their fair value due to the short-term nature of these instruments.

Cash and securities segregated under federal and other regulations

The Company maintains custody of customer funds and, as a result, it is subject to various regulatory rules and regulations. As a result of these customer holdings, the Company is obligated by the U.S. Securities and Exchange Commission (“SEC”) and the Commodities Futures Trading Commission (“CFTC”) to segregate or set aside cash and/or qualified securities to satisfy these regulations, which have been promulgated to protect customer assets. The amounts recognized as Cash and securities segregated under federal and other regulations approximate fair value.

Market making, sales, trading and execution activities

Financial instruments owned and Financial instruments sold, not yet purchased, which relate to market making and trading activities, include listed and OTC equity securities, listed equity options and fixed income securities which are recorded on a trade date basis and carried at fair value. Net trading revenue (trading gains, net of trading losses) is also recorded on a trade date basis.

Commissions (which includes commission equivalents earned on institutional client orders, commissions on futures transactions and home equity conversion mortgage (“HECM”) loan origination and securitization activities) and related expenses are also recorded on a trade date basis. Commissions earned by the Company’s FCM are recorded net of any commissions paid to independent brokers and are recognized on a half-turn basis.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The Company’s third party clearing agreements call for payment or receipt of interest income, net of transaction-related interest charged by clearing brokers, for facilitating the settlement and financing of securities transactions. The Company also nets interest income on its securitized HECM loan inventory against interest expense on its liability to Government National Mortgage Association (“GNMA”) trusts. Interest income and interest expense which have been netted within Interest, net on the Consolidated Statements of Operations are as follows (in thousands):

	For the three months ended March 31,
	2013	2012
Interest Income	$53,361	$29,444
Interest Expense	(46,971)	(23,833)

Interest, net	$6,390	$5,611

Dividend income relating to securities owned and dividend expense relating to securities sold, not yet purchased, derived primarily from the Company’s market making activities are included as a component of Net trading revenue on the Consolidated Statements of Operations. Net trading revenue includes dividend income and expense as follows (in thousands):

	For the three months ended March 31,
	2013	2012
Dividend Income	$6,243	$6,960
Dividend Expense	(4,241)	(5,026)

Payments for order flow represent payments to broker-dealer clients, in the normal course of business, for directing their order flow in U.S. equities and options to the Company. Payments for order flow also include fees paid to third party brokers with respect to wholesale loan production at the Company’s reverse mortgage business.

Fair value of financial instruments

The Company values its financial instruments using a hierarchy of fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The fair value hierarchy can be summarized as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Changes in fair value are recognized in earnings each period for financial instruments that are carried at fair value. See Footnote 7 “Fair Value of Financial Instruments” for a description of valuation methodologies applied to the classes of financial instruments at fair value.

Securitization activities

The Company securitizes HECMs under its GNMA issuance authority. Securitization and transfer of financial assets to a third party are generally accounted for as sales when an issuer has relinquished control over the transferred assets. Based upon the current structure of the GNMA securitization program, the Company believes that it has not met the GAAP criteria for relinquishing control over the transferred assets and therefore its securitizations fail to meet the GAAP criteria for sale accounting. As such, the Company continues to recognize the HECMs in Financial instruments owned, at fair value, and the Company recognizes a corresponding liability in Liability to GNMA trusts, at fair value on the Consolidated Statements of Financial Condition. The associated change in fair value of the securitized HECM loan inventory is recorded in Commissions and fees on the Consolidated Statements of Operations.

Collateralized agreements and financings

Collateralized agreements consist of securities borrowed and collateralized financings include securities loaned, financial instruments sold under agreements to repurchase, other secured financings and liability to GNMA trusts, at fair value.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

•

Securities borrowed and securities loaned transactions are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the securities settlement process and require the Company to deposit cash or other collateral with the lender. Securities loaned transactions help finance the Company’s securities inventory whereby the Company lends stock to counterparties in exchange for the receipt of cash or other collateral from the borrower. In these transactions, the Company receives or lends cash or other collateral in an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed or loaned on a daily basis, with additional collateral obtained or refunded as necessary.

•

Financial instruments sold under agreements to repurchase are used to finance inventories of securities and other financial instruments and are recorded at their contractual amount. The Company has entered into bilateral and tri-party term and overnight repurchase agreements which bear interest at negotiated rates. The Company receives cash and makes delivery of financial instruments to a custodian who monitors the market value of these instruments on a daily basis. The market value of the instruments delivered must be equal to or in excess of the principal amount loaned under the repurchase agreements plus the agreed upon margin requirement. The custodian may request additional collateral, if appropriate.

•

Other secured financings represent contractual agreements used to finance financial instruments and are recorded at their contractual amount. These agreements are short-term in nature with durations of typically less than one month and bear interest at negotiated rates. The Company receives cash and pledges financial instruments to banks and other financial institutions as collateral for these secured financing arrangements. The market value of the collateral delivered must be in excess of the principal amount loaned plus the agreed upon margin requirement under the secured financings. The banks and other financial institutions may request additional collateral, if appropriate.

•	Liability to GNMA trusts, at fair value, represents the liability associated with the Company’s securitization of HECMs where the securitization does not meet the GAAP criteria for sale treatment.

The Company’s securities borrowed, securities loaned, financial instruments sold under agreements to repurchase and other secured financings are recorded at amounts that approximate fair value. These items are recorded based upon their contractual terms and are not materially sensitive to shifts in interest rates because they are short-term in nature and are fully collateralized. These items would be categorized as Level 2 in the fair value hierarchy if they were required to be recorded at fair value.

Investments

Investments primarily comprise strategic investments and deferred compensation investments. Strategic investments include noncontrolling equity ownership interests held by the Company within its non-broker-dealer subsidiaries, primarily in financial services-related businesses. Strategic investments are accounted for under the equity method or at cost. The equity method of accounting is used when the Company has significant influence, generally considered to be between 20% and 50% equity ownership in a corporation or greater than 3% to 5% of a partnership interest. Strategic investments are held at cost, less impairment if any, when the Company is not considered to exert significant influence on operating and financial policies of the investee. Deferred compensation investments primarily consist of mutual funds, which are accounted for at fair value.

Strategic investments are reviewed on an ongoing basis to ensure that the carrying values of the investments have not been impaired. If the Company determines that an impairment loss on a strategic investment has occurred due to a decline in fair value or other market conditions, the investment is written down to its estimated fair value.

The Company maintains a non-qualified deferred compensation plan related to certain employees and directors. This plan provides a return to the participants based upon the performance of various investments. In order to hedge its liability under this plan, the Company generally acquires the underlying investments and holds such investments until the deferred compensation liabilities are satisfied. Changes in value of such investments are recorded in Investment income and other, net, with a corresponding charge or credit to Employee compensation and benefits on the Consolidated Statements of Operations.

Goodwill and intangible assets

The Company tests goodwill and intangible assets with an indefinite useful life for impairment annually or when an event occurs or circumstances change that signifies the existence of an impairment. The Company amortizes other intangible assets on a straight line basis over their estimated useful lives and tests for recoverability whenever events indicate that the carrying amounts may not be recoverable.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Discontinued operations and Assets and Liabilities held for sale

Revenues and expenses associated with a business line that has been disposed of through closure or held for sale are included in (Loss) income from discontinued operations, net of tax on the Consolidated Statements of Operations. Assets and liabilities of businesses held for sale are included in Assets of business held for sale and Liabilities of business held for sale , respectively, on the Consolidated Statements of Financial Condition. Cash flows from discontinued operations are presented on the Consolidated Statements of Cash Flows within operating, investing and financing activities, as applicable.

Payable to customers

Payable to customers arise primarily from futures transactions and include amounts due on cash and margin transactions. Due to their short-term nature, such amounts approximate fair value.

Treasury stock

The Company records its purchases of treasury stock at cost as a separate component of stockholders’ equity. The Company obtains treasury stock through purchases in the open market or through privately negotiated transactions. The Company may re-issue treasury stock, at average cost, for the acquisition of new businesses or, in certain instances, as inducement grants to new hires or grants to consultants.

Foreign currency translation and foreign currency forward contracts

The Company’s U.K. subsidiary utilizes the Pound Sterling as its functional currency while the Company’s Hong Kong subsidiary utilizes the Hong Kong dollar as its functional currency. For all other entities, the Company’s functional currency is the U.S. dollar.

Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the end of a period. Revenues and expenses are translated at average exchange rates during the period. Gains and losses resulting from translating foreign currency financial statements into U.S. dollars are included in Accumulated other comprehensive loss on the Consolidated Statements of Financial Condition and Cumulative translation adjustment on the Consolidated Statements of Comprehensive (Loss) Income. Gains or losses resulting from foreign currency transactions are included in Investment income and other, net on the Company’s Consolidated Statements of Operations. For the three months ended March 31, 2013 and 2012, the Company recorded a gain of $17,000 and a loss of $0.1 million, respectively.

The Company seeks to reduce the impact of fluctuations in foreign exchange rates on its net investment in certain non-U.S. operations through the use of foreign currency forward contracts. For foreign currency forward contracts designated as hedges, the Company assesses its risk management objectives and strategy, including identification of the hedging instrument, the hedged item and the risk exposure and how effectiveness is to be assessed prospectively and retrospectively. The ineffectiveness of the hedge is assessed based on the overall changes in the fair value of the forward contracts. For qualifying net investment hedges, any gains or losses, to the extent effective, are included in Accumulated other comprehensive loss on the Consolidated Statements of Financial Condition and the Consolidated Statements of Comprehensive (Loss) Income. The ineffective portion, if any, is recorded in Investment income and other, net on the Consolidated Statements of Operations.

Stock-based compensation

Stock-based compensation is measured based on the grant date fair value of the awards. These costs are amortized over the requisite service period, which is typically the vesting period.

Expected forfeitures are considered in determining stock-based employee compensation expense. For all periods presented, the Company recorded a benefit for expected forfeitures on all outstanding stock-based awards. The benefit recorded did not have a material impact on the results of operations in any of the periods presented.

The Company applies a non-substantive vesting period approach for stock-based awards whereby the expense is accelerated for those employees and directors that receive options and restricted stock units (“RSUs”) and are eligible to retire prior to the options or RSUs vesting.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Soft dollar expense

Under a commission management program, the Company allows institutional clients to allocate a portion of their gross commissions to pay for research and other services provided by third parties. As the Company acts as an agent in these transactions, it records such expenses on a net basis within Commissions and fees on the Consolidated Statements of Operations.

Depreciation, amortization and occupancy

Fixed assets are depreciated on a straight-line basis over their estimated useful lives of three to seven years. Leasehold improvements are being amortized on a straight-line basis over the shorter of the term of the related office lease or the expected useful life of the assets. The Company capitalizes certain costs associated with the acquisition or development of internal-use software and amortizes the software over its estimated useful life of three years, commencing at the time the software is placed in service. The Company reviews fixed assets and leasehold improvements for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

The Company recognizes rent expense under operating leases with fixed rent escalations, lease incentives and free rent periods on a straight-line basis over the lease term beginning on the date the Company takes possession of or controls the use of the space, including during free rent periods.

Lease loss accrual

The Company’s policy is to identify excess real estate capacity and where applicable, accrue for related future costs, net of estimated sub-lease income. In the event the Company is able to sublease the excess real estate after recording a lease loss, such accrual is adjusted to the extent the actual terms of sub-leased property differ from the assumptions used in the calculation of the accrual. In the event that the Company concludes that previously determined excess real estate is needed for the Company’s use, such lease loss accrual is adjusted accordingly.

Income taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and measures them using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The Company evaluates the recoverability of future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of temporary differences and forecasted operating earnings.

Variable interest entities

A VIE is an entity that lacks one or more of the following characteristics (i) the total equity investment at risk is sufficient to enable the entity to finance its activities independently and (ii) the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The Company has a controlling financial interest and will consolidate a VIE if it has both (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

VIEs generally finance the purchase of assets by issuing debt and equity securities that are either collateralized by or indexed to the assets held by the VIE. The debt and equity securities issued by a VIE may include tranches of varying levels of subordination. The Company’s involvement with VIEs includes purchased interests and commitments to VIEs.

The Company is principally involved with VIEs through the following business activities:

•	Mortgage-backed securities (“MBS”) – The Company purchases and sells beneficial interests issued by mortgage-backed VIEs in connection with its trading activities

•	Securitized HECM loan inventory – The Company sells HECM loans to GNMA trusts which have the characteristics of a VIE and retains certain commitments and obligations to these trusts

Nonconsolidated VIEs

The Company’s exposure to the obligations of VIEs is generally limited to its interests in these entities. Nonconsolidated VIEs are aggregated based on principal business activity.

•	For MBS, the maximum exposure to loss is the carrying value of these interests

•	For Securitized HECM loan inventory, the maximum exposure to loss is the value of the obligations as issuer and servicer to the GNMA trust

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The carrying values of the Company’s variable interests in nonconsolidated VIEs are included in the Consolidated Statements of Financial Condition as follows:

•	MBS are included as Debt securities within Financial instruments owned, at fair value

•	Securitized HECM loan inventory VIEs are captured in the valuation of the Securitized HECM loan inventory and the Liability to GNMA trusts, at fair value

The following table presents the Company’s nonconsolidated VIEs at March 31, 2013 and December 31, 2012 (in thousands):

	March 31, 2013
	Securitized HECM loan inventory	MBS held within Assets of business held for sale
Carrying value of the VIEs
Assets	$—	$23,860
Liabilities	1,085	—
Maximum exposure to loss in nonconsolidated VIEs
Commitments	34,660	—
Purchased interests	—	23,860

	December 31, 2012
	Securitized HECM loan inventory	MBS held within Assets of business held for sale
Carrying value of the VIEs
Assets	$—	$108,999
Liabilities	912	—
Maximum exposure to loss in nonconsolidated VIEs
Commitments	29,017	—
Purchased interests	—	108,999

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates

Recently adopted accounting guidance

In December 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) that requires additional disclosures about financial assets and liabilities that are subject to netting arrangements. Under the ASU, financial assets and liabilities must be disclosed at their respective gross asset and liability amounts, the amounts offset on the balance sheet and a description of the respective netting agreements. The new disclosures are required for reporting periods beginning on or after January 1, 2013, and are to be applied retrospectively. Other than requiring additional disclosures, the adoption of this ASU did not have an impact on the Company’s Consolidated Financial Statements.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

In February 2013, the FASB issued an ASU that requires additional disclosure requirements for items reclassified out of accumulated other comprehensive income. This new guidance requires entities to present either on the face of the income statement or in the notes to the financial statements the effects on the specific line items of the income statement for amounts reclassified out of accumulated other comprehensive income. This ASU is effective for reporting periods beginning after December 15, 2012. Other than additional disclosure requirements, the adoption of this ASU did not have an impact on the Company’s Consolidated Financial Statements.

Recent accounting guidance to be adopted in future periods

In March 2013, the FASB issued an ASU concerning the parent’s accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. This ASU provides for the release of the cumulative translation adjustment into net income when a parent sells a part or all of its investment within a foreign entity, no longer holds a controlling interest in an investment in a foreign entity or obtains control of an investment in a foreign entity that was previously recognized as an equity method investment. This ASU is effective for reporting periods beginning after December 15, 2013, however early adoption is permitted. The Company is evaluating the impact of this ASU on the Company’s Consolidated Financial Statements.

3.	Series A Convertible Preferred Stock

On August 1, 2012, the Company experienced a technology issue at the opening of trading at the NYSE. This issue was related to the installation of trading software and resulted in the Company’s broker-dealer subsidiary, Knight Capital Americas LLC, sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market which culminated in a $457.6 million trading loss. As a result of this loss, the Company, on August 6, 2012, raised $400.0 million in equity financing through a convertible preferred stock offering to certain investors (the “August 2012 Recapitalization”). Under the terms of the August 2012 Recapitalization, the Company sold 400,000 shares of Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). The Series A Preferred Stock consisted of 79,600 shares of Series A-1 Cumulative Perpetual Convertible Preferred Stock (the “Series A-1 Shares”) and 320,400 shares of Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock (the “Series A-2 Shares”). The Series A Preferred Stock were convertible into approximately 266.7 million shares of Class A common stock, or approximately 73% of the total number of shares of Class A common stock outstanding at August 6, 2012 assuming the conversion in full of the Series A Preferred Stock into Class A common stock. All of the Series A-2 Shares were converted into Series A-1 Shares in 2012.

The Company incurred approximately $40.5 million of fees and costs related to the issuance of the Series A Preferred Stock which have been recorded as a reduction of the initial $400.0 million in proceeds, resulting in an initial balance of $359.5 million which was classified as temporary equity as described below.

The $359.5 million initial temporary equity balance had been reduced on a pro-rata basis as the 400,000 shares of Series A Preferred Stock were converted into Class A common stock. During the third and fourth quarters of 2012, 156,537 shares or approximately 39%, of the original Series A Preferred Stock were converted to Class A common stock (resulting in 243,463 shares of Series A Preferred Stock outstanding at December 31, 2012 all of which were Series A-1 Shares). These conversions resulted in a $129.6 million reduction in the temporary equity balance to $229.9 million at December 31, 2012, which was offset by a $1.0 million increase in Class A common stock and a $128.6 million increase in Additional paid-in capital.

On February 28, 2013, the remaining shares of Series A Preferred Stock were mandatorily converted into shares of the Company’s Class A common stock as a result of the Company’s Class A common stock having traded for 60 consecutive trading days above the price of $3.00, or 200% of the $1.50 per share conversion price.

Temporary equity classification

Pursuant to GAAP, an equity instrument with redemption features that are not solely within the control of the issuer is required to be classified outside of permanent equity as “temporary equity”, which is presented on the Consolidated Statement of Financial Condition above permanent equity.

Since the Series A Preferred Stock became redeemable at the option of the holder upon a fundamental change, and such a fundamental change could come about under circumstances that are not solely within the control of the Company, the Series A Preferred Stock were classified as temporary equity on the Company’s Consolidated Statements of Financial Condition.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Dividends

Dividends on the Series A Preferred Stock accrued daily and were payable quarterly, in arrears, on each January 15, April 15, July 15 and October 15, commencing on October 15, 2012, in cash at a rate per annum equal to 2% of the liquidation preference of $1,000 per share. During 2012, the Company’s Board of Directors declared two quarterly dividends with respect to the Series A Preferred Stock. The first dividend which was paid on October 15, 2012 totaled $1.1 million based upon 274,215 Series A Preferred Stock outstanding as of the record date covering the period from August 6, 2012 through October 14, 2012. The second dividend which was paid on January 15, 2013 totaled $1.2 million based upon 243,463 Series A Preferred Stock outstanding as of the record date covering the period from October 15, 2012 through January 15, 2013. As the second dividend was declared prior to December 31, 2012, it was reflected in the Consolidated Financial Statements for the year ended December 31, 2012 as a reduction in Retained earnings and in the earnings per share calculation as an increase in the loss attributable to the common stockholders. There were no dividends declared in 2013 as all of the Series A Preferred Stock had been converted into Class A common stock.

4.	Merger Agreement with GETCO Holding Company, LLC

On December 19, 2012, Knight, GETCO Holding Company, LLC (“GETCO”) and an affiliate of GETCO entered into an agreement, and plan of merger, as subsequently amended and restated on April 15, 2013 (the “Merger Agreement”), for a strategic business combination. As a result of the proposed strategic business combination (the “Merger”), Knight and GETCO will each become a wholly owned subsidiary of KCG Holdings, Inc. (formerly known as Knight Holdco, Inc.), a newly-formed Delaware corporation (“KCG”). The business of KCG will be the combined business of Knight and GETCO.

Under the Merger Agreement, existing Company common stockholders (other than GETCO and holders of Company restricted stock or other equity awards granted after December 19, 2012) will have the right to elect to receive $3.75 per share in cash or one third of a share of common stock of KCG for each share of Company Class A common stock they own immediately prior to the completion of the transaction. The cash consideration will be subject to pro-ration if the holders of more than 66.7% of the Company’s Class A common stock eligible for election in the transaction properly elect to receive the cash consideration for their Company shares. Jefferies & Company, Inc. and its affiliates (“Jefferies”), the largest stockholders of the Company, have agreed to limit their cash election to 50.0% of their Company shares to the extent the total cash consideration would otherwise exceed $720.0 million. This is intended to enable other Company stockholders (excluding GETCO and holders of Company restricted stock or other equity awards granted after December 19, 2012) to receive up to 66.7% of their total consideration in cash, while limiting the total cash consideration to be paid by KCG to not more than $720.0 million in the aggregate.

If the transaction is completed, GETCO unitholders are expected to receive, in aggregate, approximately 76 million shares of common stock of KCG and up to 25 million warrants to acquire shares of common stock of KCG. The warrants will be comprised of 8.33 million Class A warrants, having a $12.00 exercise price and exercisable for a four-year term; 8.33 million Class B warrants, having a $13.50 exercise price and exercisable for a five-year term; and 8.33 million Class C warrants, having a $15.00 exercise price and exercisable for a six-year term. The number of shares of common stock may increase or decrease based on the number of GETCO units outstanding as of the closing date.

If the transaction is completed, all of the Company’s existing long-term debt will be accelerated and will become due and payable. See Footnote 12 “Long-Term Debt” for further details of the impact of the transaction on the Company’s long-term debt. The vesting of certain stock based compensation awards that have been issued to Company employees will accelerate upon completion of the Merger, while other such awards will be converted into awards for shares of KCG on the same terms and conditions (including vesting). See Footnote 14 “Stock-Based Compensation” for further details.

The Merger is expected to be completed in mid-2013, subject to the approval by Knight’s stockholders and GETCO’s voting unitholders, customary regulatory approvals and satisfaction of customary closing conditions.

5.	Business held for sale and discontinued operations

During the first quarter of 2013, the Company announced that it was discontinuing its correspondent clearing business. As a result, this business has been classified as discontinued operations and the results of its operations have been classified in (Loss) income from discontinued operations, net of tax on the Consolidated Statements of Operations for all periods presented.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

During the first quarter of 2013, the Company agreed to sell its institutional fixed income sales and trading business, which operates in the United States and in the United Kingdom, to Stifel. The Company expects to complete the transaction during the second quarter of 2013. As a result of the Company’s decision to sell the business, it has been classified as a business held for sale on the Consolidated Statements of Financial Condition and the results of its operations have been included in (Loss) income from discontinued operations, net of tax within the Consolidated Statements of Operations for all periods presented. The assets and liabilities related to the business have been recorded as Assets of business held for sale and Liabilities of business held for sale, respectively, on the Consolidated Statements of Financial Condition for all periods presented.

The revenues and results of operations of the discontinued operations are summarized as follows (in thousands):

	For the three months ended March 31,
	2013	2012
Revenues	$28,878	$46,554

Expenses:
Compensation	$30,162	$34,985
Other expenses	10,019	8,667
Writedown of assets and lease loss accrual, net	21,504	—

Total Expenses	61,685	43,652

Pre-tax (loss) income from discontinued operations	(32,807)	2,902
Income tax benefit (expense)	12,436	(1,016)

(Loss) income from discontinued operations, net of tax	$(20,371)	$1,886

Assets and liabilities related to business held for sale are presented in the following table (in thousands):

	March 31, 2013	December 31, 2012
Assets:
Financial instruments owned, at fair value, including securities pledged	$24,066	$138,689
Receivable from brokers, dealers and clearing organizations	108,932	281,178
Other assets	12,676	29,642

Total assets	$145,674	$449,509

Liabilities:
Financial instruments sold, not yet purchased, at fair value	$43	$199,167
Financial instruments sold under agreements to repurchase	33,394	111,487
Accrued compensation expense	9,432	12,140
Accrued expenses and other liabilities	42,749	34,867

Total liabilities	$85,618	$357,661

During the first quarter of 2013, the Company sold certain private company warrants held by its institutional fixed income sales and trading business for an after tax gain of $3.1 million, a portion of which should have been recorded in prior periods. The Company evaluated the impact of correcting the error by recording portions of this gain in the relevant prior periods and concluded that such amounts would not have been material, qualitatively or quantitatively, to its previously issued Consolidated Financial Statements. The Company also concluded that recording the gain in 2013 would not be material to its forecasted results for the year. Accordingly, the Company recorded the entire $3.1 million after tax gain in the first quarter of 2013 within (Loss) income from discontinued operations, net of tax.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

6.	Assets Segregated or Held in Separate Accounts Under Federal or Other Regulations

Cash and securities segregated under U.S. federal and other regulations primarily relate to the Company’s FCM business acquired by the Company in June 2012 and consist of the following (in thousands):

	March 31, 2013	December 31, 2012
Cash and securities segregated under federal or other regulations
Cash and cash equivalents	$172,962	$163,992
U.S. government obligations	—	3,000

Total cash and securities segregated under federal or other regulations	172,962	166,992

Receivables from brokers, dealers and clearing organizations	311,812	266,951

Total assets segregated or held in separate accounts under federal or other regulations	$484,774	$433,943

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

7.	Fair Value of Financial Instruments

The Company’s financial instruments recorded at fair value have been categorized based upon a fair value hierarchy in accordance with accounting standards, as described in Footnote 2 “Significant Accounting Policies.” The following fair value hierarchy table presents information about the Company’s financial assets and liabilities measured at fair value (in thousands):

	Assets and Liabilities Measured at Fair Value on a Recurring Basis
March 31, 2013	Level 1	Level 2	Level 3	Total
Assets
Financial instruments owned, at fair value:
Equities (1)	$1,538,856	$—	$—	$1,538,856
U.S. government and Non-U.S. government obligations	21,220	—	—	21,220
Corporate debt (2)	125,298	—	—	125,298
Listed equity options	231,044	—	—	231,044
Loan inventory	—	152,349	—	152,349
Foreign currency forward contracts	—	3,778		3,778
Securitized HECM loan inventory (3)	—	4,792,350	—	4,792,350

Total Financial instruments owned, at fair value	1,916,418	4,948,477	—	6,864,895
Securities on deposit with clearing organizations (4)	145,506	—	—	145,506
Deferred compensation investments (5)	—	21,607	—	21,607
Investment in Deephaven Funds (5)	—	1,363	—	1,363
Assets of business held for sale:
Mortgage-backed securities	—	23,860	—	23,860
Corporate debt	206	—	—	206

Total fair value of financial instrument assets	$2,062,130	$4,995,307	$—	$7,057,437

Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities (1)	$1,490,972	$—	$—	$1,490,972
U.S. government obligations	11,753	—	—	11,753
Corporate debt (2)	44,725	—	—	44,725
Listed equity options	179,404	—	—	179,404

Total Financial instruments sold, not yet purchased, at fair value	1,726,854	—	—	1,726,854
Liability to GNMA trusts, at fair value (3)	—	4,742,776	—	4,742,776
Liabilities of business held for sale:
Corporate debt	43	—	—	43

Total fair value of financial instrument liabilities	$1,726,897	$4,742,776	$—	$6,469,673

(1)	Equities of $623.3 million have been netted by their respective CUSIP number and their long and short positions.
(2)	Corporate debt of $29,000 has been netted by respective CUSIP number and their long and short positions.
(3)	Represents HECMs that have been securitized into HECM Mortgage Backed Securities (“HMBS”) where the securitization is not accounted for as a sale of the underlying HECMs. See Securitized HECM loan inventory below for full description.
(4)	Securities segregated under federal and other regulations and Securities on deposit with clearing organizations consist of U.S. government obligations. The securities on deposit with clearing organizations are recorded within Receivable from brokers, dealers and clearing organizations on the Consolidated Statements of Financial Condition.
(5)	Deferred compensation investments and investment in the Deephaven Funds are included within Investments on the Consolidated Statements of Financial Condition.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

	Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2012	Level 1	Level 2	Level 3	Total
Assets
Financial instruments owned, at fair value:
Equities (1)	$1,463,916	$—	$—	$1,463,916
U.S. government and Non-U.S. government obligations	34,339	—	—	34,339
Corporate debt (2)	76,818	—	—	76,818
Listed equity options	202,091	—	—	202,091
Loan inventory	—	191,712	—	191,712
Purchased call options	—	237	—	237
Securitized HECM loan inventory (3)	—	4,054,905	—	4,054,905

Total Financial instruments owned, at fair value	1,777,164	4,246,854	—	6,024,018
Securities segregated under federal and other regulations (4)	3,000	—	—	3,000
Securities on deposit with clearing organizations (4)	182,280	—	—	182,280
Deferred compensation investments (5)	—	21,339	—	21,339
Investment in Deephaven Funds (5)	—	1,342	—	1,342
Assets of business held for sale:
Mortgage-backed securities	—	108,999	—	108,999
Corporate debt	29,690	—	—	29,690

Total fair value of financial instrument assets	$1,992,134	$4,378,534	$—	$6,370,668

Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities (1)	$1,164,999	$—	$—	$1,164,999
U.S. government obligations	71,728	—	—	71,728
Corporate debt (2)	47,263	—	—	47,263
Listed equity options	155,942	—	—	155,942
Embedded conversion derivative	—	237	—	237
Foreign currency forward contracts	—	5,268	—	5,268

Total Financial instruments sold, not yet purchased, at fair value	1,439,932	5,505	—	1,445,437
Liability to GNMA trusts, at fair value (3)	—	4,002,704	—	4,002,704
Liabilities of business held for sale:
Corporate debt	22,858	—	—	22,858
U.S. government obligations	176,309	—	—	176,309

Total fair value of financial instrument liabilities	$1,639,099	$4,008,209	$—	$5,647,308

(1)	Equities of $676.8 million have been netted by their respective CUSIP number and their long and short positions.
(2)	Corporate debt of $0.1 million has been netted by respective CUSIP number and their long and short positions.
(3)	Represents HECMs that have been securitized into HMBS where the securitization is not accounted for as a sale of the underlying HECMs. See Securitized HECM loan inventory below for full description.
(4)	Securities segregated under federal and other regulations and Securities on deposit with clearing organizations consist of U.S. government obligations. The securities on deposit with clearing organizations are recorded within Receivable from brokers, dealers and clearing organizations on the Consolidated Statements of Financial Condition.
(5)	Deferred compensation investments and investment in the Deephaven Funds are included within Investments on the Consolidated Statements of Financial Condition.

The Company’s equities, listed equity options, U.S. government and Non-U.S. government obligations, rated corporate debt, and actively traded mortgage-backed securities will generally be classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices or broker or dealer quotations with reasonable levels of price transparency.

The types of instruments that trade in markets that are not considered to be active, but are valued based on observable inputs such as quoted market prices or alternative pricing sources with reasonable levels of price transparency are generally classified within Level 2 of the fair value hierarchy.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Certain instruments are classified within Level 3 of the fair value hierarchy because they trade infrequently and therefore have little or no price transparency. For those instruments that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. As of March 31, 2013 and December 31, 2012, the Company did not hold any financial instruments that met the definition of Level 3.

The Company’s assets measured at fair value on a nonrecurring basis solely relates to goodwill and intangible assets arising from various acquisitions which would be classified as Level 3 within the fair value hierarchy. See Footnote 11 “Goodwill and Intangible Assets” for additional information.

There were no transfers of financial instruments between levels of the fair value hierarchy for any periods presented.

As of March 31, 2013 and December 31, 2012, the Company’s loan inventory, foreign currency forward contracts, certain mortgage-backed securities, purchased call options and embedded conversion derivative related to its long-term debt (see Footnote 12 “Long-Term Debt”), deferred compensation investments and its remaining investment in the Deephaven Funds are classified within Level 2 of the fair value hierarchy.

The following is a description of the valuation basis, techniques and significant inputs used by the Company in valuing its Level 2 assets and liabilities:

Loan inventory

The Company’s loan inventory primarily comprises newly issued HECMs that it has originated or purchased and for which the Company has elected to account for at fair value. Significant inputs that are used in determining fair value include LIBOR and U.S. treasury interest rates, weighted average coupon and pricing of actively-traded HMBS and dealer quotations for HECMs.

Securitized HECM loan inventory

Securitized HECM loan inventory comprises HECMs that the Company has securitized into HMBS. The Company has recorded the securitized loans in Financial instruments owned, at fair value and a corresponding liability recorded as Liability to GNMA trusts, at fair value, on its Consolidated Statements of Financial Condition. As of March 31, 2013 and December 31, 2012 all of the HMBS created by the Company has been sold to third parties. Significant inputs that are used in determining fair value include LIBOR and U.S. treasury interest rates, weighted average coupon and pricing of actively-traded HMBS and dealer quotations for HECMs.

Foreign currency forward contracts

At March 31, 2013 and December 31, 2012, the Company had a foreign currency forward contract with a notional value of 75.0 million British pounds which is used to hedge the Company’s investment in its European subsidiary. As of December 31, 2012, the Company also had a foreign currency forward contract with a notional value of 10.3 million Euros, which was used to hedge a Euro denominated strategic investment. This Euro hedge was terminated in the first quarter of 2013 because the underlying strategic investment was written down in late 2012. The fair value of these contracts was determined based upon spot foreign exchange rates, LIBOR interest rates and dealer quotations.

Mortgage-backed securities

The Company’s mortgage-backed securities that are not actively traded are priced based upon dealer quotations, prices observed from recently executed transactions and cash flow models that incorporate LIBOR forward interest rates, weighted average coupon, weighted average loan age, loan to value and other observable inputs. Mortgage-backed securities are primarily held within Assets of business held for sale on the Consolidated Statements of Financial Condition.

Purchased call options and embedded conversion derivative

The fair value of the purchased call options and embedded conversion derivative are determined using an option pricing model based on observable inputs such as implied volatility of the Company’s Class A common stock, risk-free interest rate, and other factors.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Deferred compensation investments

Deferred compensation investments comprise investments in liquid mutual funds that the Company acquires to hedge its obligations to employees and directors under certain non-qualified deferred compensation arrangements. These mutual fund investments can generally be redeemed at any time and are valued based upon quoted market prices.

Investment in the Deephaven Funds

Investment in the Deephaven Funds represents the Company’s residual investment in certain funds that were formerly managed by Deephaven Capital Management. These investments are in the process of liquidation and are valued based upon the fair value of the underlying investments within such funds.

Fair value of derivative instruments

The Company enters into derivative transactions, primarily with respect to making markets in listed domestic options. In addition, the Company enters into derivatives to manage foreign currency exposure and related to its long-term debt (see Footnote 12 “Long-Term Debt”). Cash flows associated with such derivative activities are included in cash flows from operating activities on the Consolidated Statements of Cash Flows, when applicable.

The following tables summarize the fair value of derivative instruments in the Consolidated Statements of Financial Condition and the gains and losses included in the Consolidated Statements of Operations (in thousands):

		Fair Value as of
	Statements of Financial Condition Location	March 31, 2013	December 31, 2012
Asset Derivatives
Derivative instruments not designated as hedging instruments:	Financial instruments owned, at fair value
Purchased call options		$—	$237
Listed equity options (1)		231,044	202,091

		$231,044	$202,328

Derivative instruments designated as hedging instruments:	Financial instruments owned, at fair value
Foreign currency forward contracts		$3,778	$—

Liability Derivatives
Derivative instruments not designated as hedging instruments:	Financial instruments sold, not yet purchased, at fair value
Embedded conversion derivative		$—	$237
Listed equity options (1)		179,404	155,942
Foreign currency forward contracts		—	822

		$179,404	$157,001

Derivative instruments designated as hedging instruments:	Financial instruments sold, not yet purchased, at fair value
Foreign currency forward contracts		$—	$4,446

(1)	As of March 31, 2013, the Company held 0.9 million long and short listed equity option contracts. As of December 31, 2012, the Company held 0.9 million long and 1.0 million short listed equity option contracts. These contracts are not subject to collateral requirements and are not netted.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

		Gain (Loss) Recognized
	Financial Statements Location	For the three months ended March 31,
		2013	2012
Derivative instruments not designated as hedging instruments:
Purchased call options	Investment income and other, net	$(237)	$(5,216)
Listed equity options (1)	Net trading revenue	(7,754)	(15,586)
Embedded conversion derivative	Investment income and other, net	237	5,216
Foreign currency forward contracts	Investment income and other, net	151	(203)

		$(7,603)	$(15,789)

Derivative instruments designated as hedging instruments:
Foreign currency forward contracts	Accumulated other comprehensive loss	$6,341	$(3,328)

(1)	Realized gains and losses on listed equity options relate to the Company’s market making activities in such options. Such market making activities also comprise trading in the underlying equity securities with gains and losses on such securities generally offsetting the gains and losses reported in this table. Gains and losses on such equity securities are also included in Net trading revenue on the Company’s Consolidated Statements of Operations.

The gross amounts of assets and liabilities subject to netting and gross amounts offset in the Consolidated Statements of Financial Condition were as follows (in thousands):

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts of Assets Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statement of Financial Condition
March 31, 2013				Financial Instruments	Cash Collateral Received	Net Amount
Assets
Listed equity options	$231,044	$—	$231,044	$—	$—	$231,044
Foreign currency forward contracts	3,778	—	3,778	—	—	3,778
Securities borrowed	1,414,794	—	1,414,794	1,385,581	—	29,213

Total Assets	$1,649,616	$—	$1,649,616	$1,385,581	$—	$264,035

Liabilities
Listed equity options	$179,404	$—	$179,404	$—	$13,043	$166,361
Securities loaned	687,012	—	687,012	680,971	—	6,041
Financial instruments sold under agreements to repurchase (1)	588,394	—	588,394	588,394	—	—

Total Liabilities	$1,454,810	$—	$1,454,810	$1,269,365	$13,043	$172,402

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

December 31, 2012	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts of Assets Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statement of Financial Condition
				Financial Instruments	Cash Collateral Received	Net Amount
Assets
Listed equity options	$202,091	$—	$202,091	$—	$—	$202,091
Securities borrowed	1,008,720	—	1,008,720	991,302		17,418

Total Assets	$1,210,811	$—	$1,210,811	$991,302	$—	$219,509

Liabilities
Listed equity options	$155,942	$—	$155,942	$—	$8,439	$147,503
Foreign currency forward contracts	4,446	—	4,446	—	—	4,446
Securities loaned	504,082	—	504,082	500,545	—	3,537
Financial instruments sold under agreements to repurchase (1)	466,487	—	466,487	466,487	—	—

Total Liabilities	$1,130,957	$—	$1,130,957	$967,032	$8,439	$155,486

(1)	Financial instruments sold under agreements to repurchase includes $33.4 million and $111.5 million at March 31, 2013 and December 31, 2012, respectively, recorded within Liabilities of business held for sale.

8.	Collateralized Transactions

The Company receives financial instruments as collateral in connection with securities borrowed. Such financial instruments generally consist of equity and convertible securities but may include obligations of the U.S. government, federal agencies, foreign government and corporations. In most cases, the Company is permitted to deliver or repledge these financial instruments in connection with securities lending and other secured financings for meeting settlement requirements.

The table below presents financial instruments at fair value received as collateral that were permitted to be delivered or repledged and that were delivered or repledged by the Company as well as the fair value of financial instruments which could be further repledged by the receiving counterparty (in thousands):

	March 31, 2013	December 31, 2012
Collateral permitted to be delivered or repledged	$1,382,596	$989,279
Collateral that was delivered or repledged	1,324,986	933,716
Collateral permitted to be further repledged by the receiving counterparty	295,256	65,878

In order to finance securities positions and loan inventory, the Company also pledges financial instruments that it owns to counterparties who, in turn, are permitted to deliver or repledge them. Under these transactions, the Company pledges certain financial instruments owned to collateralize repurchase agreements and other secured financings. Repurchase agreements and other secured financings are short-term and mature within one year. Financial instruments owned and pledged to counterparties that do not have the right to sell or repledge such financial instruments consist of equity securities and loans.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The table below presents information about assets pledged by the Company (in thousands):

	March 31, 2013	December 31, 2012
Financial instruments owned, at fair value, pledged to counterparties that had the right to deliver or repledge	$5,188,944	$4,605,155
Financial instruments owned, at fair value, pledged to counterparties that do not have the right to deliver or repledge (1)	777,177	696,495

(1)	Financial instruments owned, at fair value, pledged to counterparties that do not have the right to deliver or repledge includes $33.4 million and $111.5 million at March 31, 2013 and December 31, 2012, respectively, recorded within Assets of business held for sale.

9.	Receivable from and Payable to Brokers, Dealers and Clearing Organizations

Amounts receivable from and payable to brokers, dealers and clearing organizations consist of the following (in thousands):

	March 31, 2013	December 31, 2012
Receivable:
Clearing organizations and other	$886,359	$738,625
Securities failed to deliver	220,843	130,180

Total Receivable	$1,107,202	$868,805

Payable:
Clearing organizations and other	$335,226	$324,175
Securities failed to receive	68,772	54,549

Total Payable	$403,998	$378,724

Management believes that the carrying value of amounts receivable from and payable to brokers, dealers and clearing organizations approximates fair value since they are short term in nature.

10.	Investments

Investments comprise strategic investments, including limited partnership investments, deferred compensation investments related to employee and director deferred compensation plans and investment in the Deephaven Funds. Investments consist of the following (in thousands):

	March 31, 2013	December 31, 2012
Strategic investments:
Investments accounted for under the equity method	$54,296	$53,878
Common stock of companies representing less than 20% equity ownership held at adjusted cost	1,786	1,789

Total Strategic investments	56,082	55,667
Deferred compensation investments	21,607	21,339
Investment in Deephaven Funds	1,363	1,342

Total Investments	$79,052	$78,348

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

11.	Goodwill and Intangible Assets

Goodwill is assessed for impairment annually or when events indicate that the amounts may not be recoverable. The Company assesses goodwill for impairment at the reporting unit level. The Company’s reporting units are the components of its business segments for which discrete financial information is available and is regularly reviewed by the Company’s management. As part of the assessment for impairment, the Company considers the cash flows of the respective reporting unit and assesses the fair value of the respective reporting unit as well as the overall market value of the Company compared to its net book value. The assessment of fair value of the reporting units is principally performed using a discounted cash flow methodology with a risk-adjusted weighted average cost of capital which the Company believes to be the most reliable indicator of the fair values of its respective reporting units. The Company also assess the fair value of each reporting unit based upon its estimated market value and assesses the Company’s overall market value based upon the market price of its Class A common shares.

Intangible assets are assessed for recoverability when events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. The Company assesses intangible assets for impairment at the “asset group” level which is the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. As part of the assessment for impairment, the Company considers the cash flows of the respective asset group and assesses the fair value of the respective asset group. Step 1 of the impairment assessment for intangibles is performed using undiscounted cash flow models, which indicates whether the future cash flows of the asset group are sufficient to recover the book value of such asset group. When an asset is not considered to be recoverable, step 2 of the impairment assessment is performed using a discounted cash flow methodology with a risk-adjusted weighted average cost of capital to determine the fair value of the intangible asset group. In cases where amortizable intangible assets and goodwill are assessed for impairment at the same time, the amortizable intangibles are assessed for impairment prior to goodwill being assessed.

As noted in Footnote 5 “Business held for sale and discontinued operations”, the Company agreed to sell its institutional fixed income sales and trading business to Stifel. As a result of this triggering event, an assessment of the business’s intangible assets relating to customer relationships was performed and resulted in a $8.3 million writedown of this asset in the first quarter of 2013 which is included within (Loss) income from discontinued operations, net of tax on the Consolidated Statements of Operations.

No other events occurred in the three months ended March 31, 2013 or 2012 that would indicate that the carrying amounts of the Company’s goodwill or intangible assets may not be recoverable.

The following table summarizes the Company’s Goodwill by segment (in thousands):

	March 31, 2013	December 31, 2012
Market Making	$24,727	$24,727
Global Execution Services	189,173	189,173

Total	$213,900	$213,900

Intangible assets primarily represent client relationships and are amortized over their estimated remaining useful lives, the majority of which have been determined to range from two to 17 years. The weighted average remaining life of the Company’s intangible assets at March 31, 2013 and December 31, 2012 is approximately 11 years.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The following tables summarize the Company’s Intangible assets, net of accumulated amortization by segment and type (in thousands):

	March 31, 2013	December 31, 2012
Market Making
Trading rights	$10,993	$11,381
Other	38	41

Total	11,031	11,422

Global Execution Services
Customer and broker relationships	31,675	33,245
Trade names	6,865	7,004
Other	3,663	3,983

Total	42,203	44,232

Consolidated Total	$53,234	$55,654

		March 31, 2013	December 31, 2012
Customer and broker relationships (1)	Gross carrying amount	$67,500	$67,500
	Accumulated amortization	(35,825)	(34,255)

	Net carrying amount	31,675	33,245

Trading rights (2)	Gross carrying amount	15,520	15,520
	Accumulated amortization	(4,527)	(4,139)

	Net carrying amount	10,993	11,381

Trade names (3)	Gross carrying amount	9,800	9,800
	Accumulated amortization	(2,935)	(2,796)

	Net carrying amount	6,865	7,004

Other (4)	Gross carrying amount	13,880	13,880
	Accumulated amortization	(10,179)	(9,856)

	Net carrying amount	3,701	4,024

Total	Gross carrying amount	106,700	107,780
	Accumulated amortization	(53,466)	(52,126)

	Net carrying amount	$53,234	$55,654

(1)	Customer and broker relationships primarily relate to the Donaldson, Direct Trading, Hotspot, EdgeTrade, Urban, Astor and Penson Futures acquisitions. Excluded from December 31, 2012 is $9.2 million related to the Company’s institutional fixed income sales and trading business which is recorded within Assets of business held for sale on the Consolidated Statements of Financial Condition. The weighted average remaining life is approximately 13 years as of March 31, 2013 and December 31, 2012. Lives may be reduced depending upon actual retention rates.
(2)	Trading rights provide the Company with the rights to trade on certain exchanges. The weighted average remaining life is approximately 7 years as of March 31, 2013 and December 31, 2012.
(3)	Trade names relate to the acquisitions of Hotspot, EdgeTrade and Urban. The weighted average remaining life is approximately 13 years as of March 31, 2013 and December 31, 2012.
(4)	Other primarily includes technology and non-compete agreements acquired by the Company. The weighted average remaining life is approximately two and three years as of March 31, 2013 and December 31, 2012, respectively.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The following table summarizes the Company’s amortization expense from continuing operations relating to Intangible assets (in thousands):

	For the three months ended March 31,
	2013	2012
Amortization expense	$2,420	$3,031

As of March 31, 2013, the following table summarizes the Company’s estimated amortization expense for future years (in thousands):

Amortization expense

For the nine months ended December 31, 2013	$5,447
For the year ended December 31, 2014	6,049
For the year ended December 31, 2015	5,730
For the year ended December 31, 2016	4,718
For the year ended December 31, 2017	4,412

12.	Long-Term Debt

The Company’s Long-term debt is recorded at amortized cost. The carrying value and fair value of such Long-term debt is as follows (in thousands):

	March 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Term Credit Agreement	$100,000	$100,000	$100,000	$100,000
Convertible Notes	342,470	341,064	338,753	332,003

Total	442,470	441,064	438,753	432,003
Less: Current portion recorded in Accrued expenses and other liabilities	50,000	50,000	50,000	50,000

Total Long-term debt	$392,470	$391,064	$388,753	$382,003

The carrying value of the Term Credit Agreement approximates fair value as it is not materially sensitive to shifts in interest rates due to its floating interest rate, which also considers changes in the Company’s credit risks and financial condition. The fair value of the Convertible Notes is based upon the value of such debt in the secondary market. The Term Credit Agreement and the Convertible Notes would both be categorized as Level 2 in the fair value hierarchy if they were required to be recorded at fair value.

Credit Agreements

On June 29, 2011, the Company, as borrower, entered into a $100.0 million three-year Term Loan Credit Agreement (the “Term Credit Agreement”) with a consortium of banks. The Company, as guarantor, also entered into a $200.0 million one-year Revolving Credit Agreement (the “Revolving Credit Agreement” and together with the Term Credit Agreement, the “Credit Agreements”) with the same consortium of banks with Knight Execution & Clearing Services LLC (“KECS”) and Knight Capital Americas, L.P., wholly-owned subsidiaries of the Company, as borrowers. The Revolving Credit Agreement was renewed with substantially the same consortium of banks on substantially the same terms and conditions on June 27, 2012 and will expire on June 26, 2013. As a result of the consolidation of Knight Capital Americas, L.P. into KECS as of June 30, 2012, and the subsequent renaming of KECS to Knight Capital Americas LLC (“KCA”), KCA is now the sole borrower under the Revolving Credit Agreement. In December 2012, the Company entered into amendments to the Term Credit Agreement and Revolving Credit Agreement. These amendments were made to clarify the treatment of losses related to securities transactions and amend certain other provisions described therein.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Term Credit Agreement

The proceeds of the Term Credit Agreement are being used for general corporate purposes. As of March 31, 2013, the Company has borrowed all the funds under the Term Credit Agreement. Borrowings under the Term Credit Agreement bear interest at variable rates as determined at the Company’s election, at LIBOR or a base rate, in each case, plus an applicable margin of (a) for each LIBOR loan, 2.50% or 3.00% per annum or (b) for each base rate loan, 1.50% or 2.00% per annum (in each case, depending on the Company’s leverage ratio). As of March 31, 2013, the interest rate was 2.71% per annum, which is based on the one month LIBOR rate plus 2.50%. Interest is paid monthly. The Term Credit Agreement is repayable in three installments as follows: $25.0 million on June 28, 2013, $25.0 million on December 27, 2013 and $50.0 million on June 27, 2014.

Under the Term Credit Agreement, substantially all of the Company’s material subsidiaries (the “Guarantors”), other than its foreign subsidiaries, excluded regulated subsidiaries (which include registered broker-dealer subsidiaries) and subsidiaries thereof, guarantee the repayment of loans made pursuant to the Term Credit Agreement. The Term Credit Agreement is secured by substantially all of the assets of the Company and the Guarantors unless and until the Company obtains an investment grade rating.

On May 7, 2013, the Company repaid all amounts outstanding under, and terminated, the Term Credit Agreement. The Company used a portion of the proceeds received from a federal tax refund to repay the Term Credit Agreement (see Footnote 15 “Income taxes”). The borrowings under the Term Credit Agreement were payable in full by June 27, 2014. There were no penalties for early termination.

Revolving Credit Agreement

The Revolving Credit Agreement comprises two classes of loans: Borrowing Base A and Borrowing Base B both of which are available to KCA and may be used to meet the short-term liquidity needs of KCA arising in the ordinary course of clearing and settlement activity. The proceeds of the Borrowing Base B Loans can only be used to fund National Securities Clearing Corporation (“NSCC”) margin deposits.

Borrowings under the Revolving Credit Agreement bear interest at a rate equal to the greater of the federal funds rate or the one month LIBOR rate plus (a) for each Borrowing Base A Loan, a margin of 1.50% per annum and (b) for each Borrowing Base B Loan a margin of 2.00% per annum. Interest is payable quarterly. On August 6, 2012, the Company drew down $200.0 million under the Revolving Credit Agreement for both a Borrowing Base A and Borrowing Base B Loan and repaid the full amount of each loan on August 7, 2012. As of March 31, 2013 and December 31, 2012, there were no outstanding borrowings under the Revolving Credit Agreement.

The Company is charged an annual commitment fee of 0.25% on the average daily amount of the unused portion of the Revolving Credit Agreement. Depending on each borrowing base, availability under the Revolving Credit Agreement is limited to either (i) a percentage of the market value of temporary positions pledged as collateral in the case of Borrowing Base A Loans, or (ii) a percentage of the margin deposit required by the NSCC in the case of Borrowing Base B Loans.

Among other restrictions, the Credit Agreements include customary representations, warranties, affirmative and negative covenants related to (a) liens, (b) financial covenant requirements for maintaining a consolidated leverage ratio and a liquidity ratio, as well as requirements for maintaining minimum levels of tangible net worth and regulatory capital, and (c) restrictions on investments, dispositions and other restrictions and events of default customary for financings of these types. As of March 31, 2013, the Company was in compliance with all covenants under the Credit Agreements.

In connection with the Credit Agreements, the Company incurred issuance costs of $2.2 million. The issuance costs are recorded within Other assets on the Consolidated Statements of Financial Condition and are being amortized over the term of the Credit Agreements.

Cash Convertible Senior Subordinated Notes

In March 2010, the Company issued $375.0 million of Cash Convertible Senior Subordinated Notes (the “Notes”) due on March 15, 2015 in a private offering exempt from registration under the Securities Act of 1933, as amended. At the same time, the Company entered into hedge transactions effected through the purchase of options and sale of warrants designed to limit shareholder dilution up to a price of $31.50 per share.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The Notes bear interest at a rate of 3.50% per year, payable semi-annually in arrears, on March 15 and September 15 of each year, commencing on September 15, 2010 and will mature on March 15, 2015, subject to earlier repurchase or conversion. In connection with the issuance of the Notes, the Company recognized an original issue discount of $73.8 million which is being accreted to interest expense over the term of the Notes, resulting in an effective annual interest rate of the Notes of approximately 7.90%. The Notes, net of unamortized original issue discount are reported as Long-term debt in the Company’s Consolidated Statements of Financial Condition.

Prior to December 15, 2014, the Notes will be convertible into cash only upon specified events which are based upon the price of the Company’s common shares and of the Notes or upon the occurrence of specified corporate events. On or after December 15, 2014, the Notes will be convertible at any time, based on an initial conversion rate of 47.9185 shares of the Company’s Class A common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $20.87 or a conversion premium of approximately 32.5% over the closing sale price of $15.75 per share of the Company’s Class A common stock on the Nasdaq Global Select Market on March 15, 2010. The conversion rate and conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. Upon cash conversion, the Company will deliver an amount of cash calculated over the applicable observation period. The Company will not deliver its common stock (or any other securities) upon conversion under any circumstances. In addition, following certain corporate events that occur prior to the maturity date, the Company will pay a cash make-whole premium by increasing the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances. Subject to certain exceptions, holders may require the Company to repurchase, for cash, all or part of the Notes upon a “fundamental change” at a price equal to 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest.

Concurrent with the sale of the Notes, the Company paid $73.7 million to enter into privately negotiated cash convertible note hedge transactions (the “purchased call options”) with affiliates of the initial purchasers of the Notes and another financial institution (the “option counterparties”) that are expected generally to reduce the Company’s exposure to potential cash payments in excess of the principal amount of the Notes that may be required to be made by the Company upon the cash conversion of the Notes under certain conditions. The purchased call options cover, subject to adjustments, approximately 18 million shares of the Company’s Class A common stock at a strike price of $20.87 and are expected to reduce the Company’s economic exposure to potential cash payments in the event that the market price per share of the Company’s Class A common stock is greater than the conversion price of the Notes. The purchased call options were recorded as an asset within Financial instruments owned, at fair value on the Consolidated Statements of Financial Condition and are accounted for as derivative instruments under GAAP. As of March 31, 2013 and December 31, 2012, the fair value of the purchased call options was zero and $0.2 million, respectively.

In connection with the sale of the Notes, the Company also entered into separate warrant transactions with the option counterparties whereby the Company sold to the option counterparties, for $15.0 million, warrants (the “warrants”) to purchase shares of the Company’s Class A common stock, subject to adjustments, at a strike price of $24.10 per share, which represents a premium of approximately 100% over the closing price of the Company’s Class A common stock on March 15, 2010. The warrants are net share settled, meaning that the Company will issue a number of shares per warrant having a value equal to the difference between the share price at each warrant expiration date and the strike price; however, at the discretion of the Company, the Company may elect to settle the warrants in cash. If the market price per share of the Company’s Class A common stock exceeds the strike price of the warrants over the warrants’ exercise period and the Company elects net share settlement, the warrants would have a dilutive effect on the Company’s Class A common stock. The warrants may not be exercised prior to the maturity of the Notes. The warrants have been recorded as Additional paid-in capital in the Consolidated Statements of Financial Condition. The warrants also meet the criteria of derivative instruments under GAAP; however, because the warrants are indexed to the Company’s Class A common stock and are recorded within Equity in the Consolidated Statements of Financial Condition, the warrants are exempt from the scope and fair value provisions of GAAP related to accounting for derivative instruments.

The requirement that the Company settle conversions of the Notes entirely in cash gives rise to a bifurcatable derivative instrument under GAAP (the “embedded conversion derivative”). The initial valuation of the embedded conversion derivative was $73.8 million, and was recorded as a liability within Financial instruments sold, not yet purchased, at fair value on the Consolidated Statements of Financial Condition. As of March 31, 2013 and December 31, 2012, the fair value of the embedded conversion derivative was zero and $0.2 million, respectively.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Both the purchased call options and the embedded conversion derivative are derivative instruments and as such are marked to fair value each reporting period with any change recognized on the Consolidated Statements of Operations as Investment income and other, net. The Company expects the gain or loss associated with changes to the valuation of the purchased call options to substantially offset the gain or loss associated with changes to the valuation of the embedded conversion derivative.

In connection with the issuance of the Notes, the Company incurred issuance costs of $8.5 million. The issuance costs are recorded within Other assets on the Consolidated Statements of Financial Condition and are amortized over the term of the Notes. The Company recorded expenses with respect to the Long-term debt as follows (in thousands):

	For the three months ended March 31,
	2013	2012
Interest expense	$7,654	$7,399
Amortization of debt issuance cost (1)	740	778
Commitment fee (1)	125	126

Total	$8,519	$8,303

(1)	Included in Other expense.

If the proposed Merger with GETCO is completed (See Footnote 4 “Merger Agreement with GETCO Holding Company, LLC”) it is intended that the Credit Agreements and the Notes will be paid in full. The amounts that would be payable as of March 31, 2013 comprise $100.0 million for the Credit Agreements, which is equal to the carrying amount of this liability at March 31, 2013, and $375.0 million for the Notes, which is equal to the $342.5 million carrying value of this liability plus $32.5 million of unamortized original issue discount at March 31, 2013.

13.	Related Parties

As a result of the August 2012 Recapitalization, three investors held more than 10% of the outstanding Class A common stock as of March 31, 2013 and therefore are considered related parties.

The Company interacts with each of these three investors, or their affiliates, as part of its normal day-to-day operations. It earns revenues, incurs expenses and maintains balances with these related parties or their affiliates. As of the date and period indicated below, the Company had the following balances and transactions with the related parties or their affiliates as follows (in thousands):

Statement of Operations	For the three months ended March 31, 2013
Revenues
Commissions and fees	$186

Total revenues from related parties	$186

Expenses
Execution and clearance fees	11

Total expenses incurred with respect to related parties	$11

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Statements of Financial Condition	March 31, 2013	December 31, 2012
Assets
Securities borrowed	$—	$42,196
Receivable from brokers, dealers and clearing organizations	144	728
Other assets	1,564	1,608
Liabilities
Securities loaned	$—	$3,754
Payable to brokers, dealers and clearing organizations	5	57
Accrued expenses and other liabilities	—	359

In the ordinary course of business, the Company enters into foreign exchange contracts with related parties.

14.	Stock-Based Compensation

The Knight Capital Group, Inc. 2010 Equity Incentive Plan (“2010 Plan”) was established to provide long-term incentive compensation to employees and directors of the Company. The 2010 Plan is administered by the Compensation Committee of the Company’s Board of Directors, and allows for the grant of options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (collectively, the “awards”), as defined by the 2010 Plan. In addition to overall limitations on the aggregate number of awards that may be granted, the 2010 Plan also limits the number of awards that may be granted to a single individual. The 2010 Plan replaced prior stockholder-approved equity plans for future equity grants and no additional grants will be made under those historical stock plans. However, the terms and conditions of any outstanding equity grants under the historical stock plans were not affected. As of March 31, 2013, the Company has not issued any SARs.

At a special meeting of the Company’s stockholders on December 27, 2012, the Company’s stockholders approved the Amended and Restated 2010 Equity Incentive Plan (the “Amended 2010 Plan”) to increase the number of shares authorized for grant under the 2010 Plan from 10,580,044 to 64,580,044 and amend certain provisions of the 2010 Plan. Key changes to the 2010 Plan that were adopted in the Amended 2010 Plan included: (i) an amendment to require a qualifying termination of employment before vesting provisions in new awards accelerate in the event of a change-in-control, also known as “double-trigger” accelerated vesting; (ii) an amendment to the modification provision to require stockholder approval before (x) SARs may be repriced, replaced, regranted through cancellation or modified if such change would reduce the exercise price for the shares underlying such SAR and (y) options or SARs may be exchanged for cash if such exchange would reduce the exercise price for the shares underlying such option or SAR; (iii) an amendment to limit the number of shares subject to awards granted to each non-employee member of the Company’s Board during any calendar year to 200,000; and (iv) an extension of the time after which no awards may be granted under the Amended 2010 Plan to ten years from the date the stockholders approved the Amended 2010 Plan.

Unvested awards granted before September 1, 2010 are generally canceled if employment is terminated for any reason before the end of the relevant vesting period. For annual incentive awards granted after September 1, 2010 and up to September 30, 2011, full vesting is given where an employee has been terminated without cause by the Company. For all other awards granted after September 1, 2010 and up to September 30, 2011 unvested awards are generally canceled if employment is terminated for any reason before the end of the relevant vesting period. Effective October 1, 2011, for all awards granted after such date, unless otherwise provided for in the applicable award agreement, full vesting will be given where an employee has been terminated without cause by the Company.

If the proposed Merger with GETCO is completed (See Footnote 4 “Merger Agreement with GETCO Holding Company, LLC”) each outstanding stock option, whether vested or unvested, will automatically be replaced with an option to purchase common stock of KCG equal to one third of the number of shares of Company common stock subject to such original stock option immediately prior to the completion of the Merger (rounded down to the nearest whole share of KCG common stock). The exercise price per share of KCG common stock will be equal to the exercise price per share of Company common stock subject to such Company stock option multiplied by three (rounded up to the nearest whole cent). Pursuant to the terms of the applicable Company stock plans and award agreements, each option granted on or prior to December 19, 2012 will immediately vest and each stock option granted after December 19, 2012 will continue to vest in accordance with its existing vesting schedule, subject to acceleration under certain circumstances. There were no stock options granted subsequent to December 19, 2012.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Additionally, upon the completion of the Merger, each restricted share granted after December 19, 2012 and each outstanding restricted stock unit will be replaced with a restricted stock share or restricted stock unit, as applicable, equal to one third of a share of common stock of KCG (rounded to the nearest whole share). Awards granted on or prior to December 19, 2012 (except for restricted stock units that vest based upon performance) will automatically vest upon the completion of the Merger. Awards granted after December 19, 2012 (and restricted stock units granted prior to December 19, 2012 that vest based on performance) will continue to vest in accordance with their existing vesting schedule, subject to acceleration under certain circumstances.

Restricted Shares and Restricted Stock Units

Eligible employees and directors may receive restricted shares and/or restricted stock units (collectively “restricted awards”) as a portion of their total compensation. The majority of restricted awards vest ratably over three years. The Company has the right to fully vest employees and directors in their restricted stock units upon retirement and in certain other circumstances.

The Company measures compensation cost related to restricted awards based on the fair value of the Company’s Class A common stock at the date of grant. Compensation expense from continuing operations relating to restricted awards, primarily recorded in Employee compensation and benefits, and the corresponding income tax benefit, which was recorded in Income tax expense on the Consolidated Statements of Operations are presented in the following table (in thousands):

	For the three months ended March 31,
	2013	2012
Stock award compensation expense	$11,966	$10,793
Income tax benefit	4,547	4,317

Included in the stock award compensation expense for the three months ended March 31, 2013 is $4.0 million related to acceleration of stock awards in conjunction with the reduction in workforce in the first quarter of 2013.

The following tables summarize restricted awards activity, including awards related to employees working in businesses that are included within discontinued operations, for the three months ended March 31, 2013 (awards in thousands):

	March 31, 2013
	Restricted Shares		Restricted Stock Units
	Number of Shares	Weighted- Average Grant date Fair Value	Number of Units	Weighted- Average Grant date Fair Value
Outstanding at January 1,	82	$15.08	8,172	$11.44
Granted	—	—	12,735	3.69
Vested	(68)	15.49	(3,128)	10.96
Forfeited	—	—	(542)	7.19

Outstanding at March 31,	14	$13.09	17,237	$5.93

There is $77.2 million of unamortized compensation related to the unvested restricted awards outstanding at March 31, 2013. The cost of these unvested restricted shares is expected to be recognized over a weighted average life of 2.3 years.

Stock Options

The Company’s policy is to grant options for the purchase of shares of Class A common stock at not less than market value. Options generally vest ratably over a three or four-year period and expire on the fifth or tenth anniversary

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

of the grant date, pursuant to the terms of the applicable option award agreement. The Company has the right to fully vest employees in their options upon retirement and in certain other circumstances. Options are otherwise canceled if employment is terminated before the end of the relevant vesting period. The Company’s policy is to issue new shares upon option exercises by its employees and directors.

The fair value of each option granted is estimated as of its respective grant date using the Black-Scholes option-pricing model. Stock options granted have exercise prices equal to the market value of the Company’s common stock at the date of grant as defined by the Stock Plans. The principal assumptions utilized in valuing options and the methodology for estimating such model inputs include: 1) risk-free interest rate – estimate is based on the yield of U.S. zero coupon securities with a maturity equal to the expected life of the option; 2) expected volatility – estimate is based on several factors including implied volatility of market-traded options on the Company’s common stock on the grant date and the volatility of the Company’s common stock; and 3) expected option life – estimate is based on internal studies of historical experience and projected exercise behavior based on different employee groups and specific option characteristics, including the effect of employee terminations. There were no stock options granted during the three months ended March 31, 2013 or 2012.

Compensation expense from continuing operations relating to stock options, all of which was recorded in Employee compensation and benefits, as well as the corresponding income tax benefit, which is recorded in income tax benefit on the Consolidated Statements of Operations are as follows (in thousands):

	For the three months ended March 31,
	2013	2012
Stock option compensation expense	$10	$229
Income tax benefit	4	92

The following tables summarize stock option activity and stock options exercisable for the three months ended March 31, 2013 (options in thousands):

2013	Number of Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted- Average Remaining Life (years)
Outstanding at January 1,	2,536	$13.66
Granted at market value	—	—
Exercised	—	—
Forfeited or expired	(38)	11.95

Outstanding at March 31,	2,498	$13.66	$—	3.05

Exercisable at March 31,	2,498	$13.66	$—	3.05

Available for future grants at March 31, *	50,491

*	Represents both options and awards available for grant.

The aggregate intrinsic value is the amount by which the closing price of the Company’s common stock exceeds the exercise price of the stock options multiplied by the number of shares. There were no stock options exercised during the three months ended March 31, 2013.

There is no unamortized compensation related to the unvested stock options outstanding at March 31, 2013.

15.	Income taxes

The Company and its subsidiaries file a consolidated federal income tax return as well as combined state income tax returns in certain jurisdictions. In other jurisdictions, the Company and its subsidiaries file separate company state and local income tax returns.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The following table reconciles the U.S. federal statutory income tax rate to the Company’s actual income tax rate:

	For the three months ended March 31,
	2013	2012

U.S. federal statutory income tax rate	35.0%	35.0%
U.S. state and local income taxes, net of U.S.
Federal income tax effect	3.6%	3.7%
Nondeductible charges and Other, net	(0.1)%	0.2%

Actual income tax rate	38.5%	38.9%

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Valuation allowances recorded on the balance sheet dates are necessary in cases where management believes that it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Based on the weight of the positive and negative evidences considered, management believes that it is more likely than not that the Company will be able to realize its deferred tax assets in the future, and therefore no valuation allowance has been recorded at March 31, 2013 or December 31, 2012. Due to the losses generated in 2012, the Company currently is in a three year cumulative loss position. Management believes that this negative evidence is outweighed by positive evidence including the Company’s long standing history of sustainable profitability, and its forecasts of future profitability. A significant portion of the customer base has remained unchanged and the business has generally demonstrated a return to profitability following the technology related losses of August 1, 2012, and the Company does not expect such a loss to recur. The goodwill and intangible asset impairment that the Company recorded in 2012, which contributed to its three year cumulative loss position, related to businesses that have not performed well and is not reflective of any weakness in the Company’s electronic market making business, which has historically been its most profitable business. A significant portion of this 2012 impairment as well as additional impairment charges in the first quarter of 2013 relate to the institutional fixed income sales and trading business which is classified as held for sale.

A significant portion of the Company’s 2012 U.S. federal net operating loss has been carried back against taxable income earned by the Company in 2010 and 2011, which will result in a refund of U. S. federal taxes that the Company previously paid in such years. For the year ended December 31, 2012, the Company’s taxable loss was $358.2 million.

The Company generated taxable income for 2010 and 2011 of approximately $338.0 million and paid U.S. federal income tax of approximately $118.0 million for these years. During the first quarter of 2013 the Company filed a claim to carryback $338.0 million of its 2012 tax loss back to 2010 and 2011. This carryback resulted in a refund of approximately $107.0 million of federal taxes paid in such prior years and the creation of a federal Alternative Minimum Tax (“AMT”) credit of $6.8 million which can be utilized to offset future federal income tax liabilities. This refund was received by the Company in April 2013 and is included within Income taxes receivable on the Company’s Consolidated Statements of Financial Condition as of March 31, 2013 and December 31, 2012. The balance of the $123.0 million Income taxes receivable on the Company’s Consolidated Statements of Financial Condition as of March 31, 2013 also includes the aforementioned $6.8 million AMT tax credit.

The portion of the $358.2 million taxable loss that could not be carried back, approximately $20.2 million, will generate a U.S. federal net operating loss carryforward related to the year ended December 31, 2012. The Company has generated taxable income for the quarter ended March 31, 2013 and therefore currently projects that it will be able to utilize a portion of the net operating loss carryforward. At March 31, 2013 and December 31, 2012, the Company had projected overall U.S. federal net operating loss carryforwards of $42.9 million and $70.4 million, respectively, of which $31.3 million resulted from acquisitions for both periods. The Company recorded a related deferred income tax asset of $15.0 million and $24.6 million as of March 31, 2013 and December 31, 2012 respectively, and an offsetting valuation allowance of $6.8 million and $7.0 million, respectively, at each balance sheet date which represents the portion of these net operating loss carryforwards related to acquisitions that are considered more likely than not to expire unutilized.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

In accordance with Section 382 of the Internal Revenue Code of 1986, as amended, a change in equity ownership of greater than 50% of the Company within a three-year period results in an annual limitation on the Company’s ability to utilize its net operating loss carryforwards that were created during tax periods prior to the change in ownership. As a result of the Series A convertible preferred stock equity issuance, on August 6, 2012, the Company experienced an ownership change under Section 382 and therefore the rate of utilization of a portion of the Company’s net operating loss carryforwards will be limited. The Company does not believe this limitation will have a significant effect on the Company’s ability to utilize its anticipated federal net operating loss carryforward. The Company’s U.S. federal net operating loss carryforwards will begin to expire in 2019.

At March 31, 2013 and December 31, 2012, the Company had, in aggregate, state and local net operating loss carryforwards of $1.49 billion and $1.47 billion, respectively of which $24.3 million resulted from acquisitions; $432.9 million and $424.8 million, respectively related to New Jersey; $514.6 million and $511.1 million, respectively related to New York; and $514.5 million and $510.5 million, respectively related to New York City. The Company recorded a related deferred income tax asset of $23.2 million and $22.9 million as of March 31, 2013 and December 31, 2012, respectively, and offsetting valuation allowances of $23.2 million and $22.9 million, respectively, which represents the portion of these net operating loss carryforwards that are considered more likely than not to expire unutilized. The Company recorded a valuation allowance for substantially all of its state and local tax loss carryforwards as it is more likely than not that the benefit of such items will not be realized due to limitations on utilization in the particular jurisdictions in which the Company operates. Certain of these carryforwards are subject to annual limitations on utilization and they will begin to expire in 2019.

At March 31, 2013 and December 31, 2012, the Company had non U.S. net operating loss carryforwards of $67.1 million and $65.5 million, respectively. The Company recorded a foreign deferred income tax asset of $17.5 million and $17.0 million for these loss carryforwards as of March 31, 2013 and December 31, 2012, respectively, along with an offsetting U.S. federal deferred tax liability of $17.5 million and $17.0 million, respectively for the expected future reduction in U.S. foreign tax credits associated with the use of the non U.S. loss carryforwards. These non U.S. net operating losses may be carried forward indefinitely. At both March 31, 2013 and December 31, 2012, the Company had foreign tax credit carryforwards of $3.2 million and an offsetting valuation allowance of $1.6 million. The Company also had general business credit carryforwards at March 31, 2013 and December 31, 2012 of $2.5 million and $3.7 million, respectively. The Company also had AMT credit carryforwards of $6.8 million at March 31, 2013.

At March 31, 2013 and December 31, 2012, the Company had $1.4 million and $1.5 million of unrecognized tax benefits, respectively, all of which would affect the Company’s effective tax rate if recognized.

As of March 31, 2013, the Company is subject to U.S. Federal income tax examinations for the tax years 2008 through 2012, and to non U.S. income tax examinations for the tax years 2007 through 2011. In addition, the Company is subject to state and local income tax examinations in various jurisdictions for the tax years 2007 through 2011. The final outcome of these examinations is not yet determinable. However, the Company anticipates that adjustments to the unrecognized tax benefits, if any, will not result in a material change to the results of operations or financial condition.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income or loss from continuing operations before income taxes. Penalties, if any, are recorded in Other expenses and interest paid or received is recorded in Interest expense and Interest, net, on the Consolidated Statements of Operations.

16.	Earnings Per Share

Basic loss or earnings per common share (“EPS”) have been calculated by dividing net (loss) income from continuing operations attributable to common stockholders by the weighted average shares of Class A common stock outstanding during each respective period. Diluted EPS reflects the potential reduction in EPS using the treasury stock method to reflect the impact of common stock equivalents if stock options were exercised, restricted awards were to vest and preferred stock were to convert to Class A common stock.

The number of such options excluded was approximately 2.5 million and 1.7 million for the three months ended March 31, 2013 and 2012, respectively. The computation of diluted shares can vary among periods due in part to the change in the average price of the Company’s Class A common stock.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations from continuing operations for the three months ended March 31, 2013 and 2012 (in thousands):

	For the three months ended March 31,
	2013		2012
	Numerator / net income	Denominator / shares	Numerator / net income	Denominator / shares
Income from continuing operations and shares used in basic calculations	$11,014	253,007	$31,220	89,764
Effect of dilutive stock based awards	—	108,046	—	2,411

Income from continuing operations and shares used in diluted calculations	$11,014	361,053	$31,220	92,175

Basic earnings per share		$0.04		$0.35

Diluted earnings per share		$0.03		$0.34

17.	Significant Clients

The Company considers significant clients to be those clients who account for 10% or more of the total U.S. equity dollar value traded or fixed income notional value traded by the Company. No clients accounted for more than 10% of the Company’s U.S. equity dollar value traded or fixed income notional value traded for the three months ended March 31, 2013 or 2012.

18.	Commitments and Contingent Liabilities

Litigation

In the ordinary course of business, the nature of the Company’s business subjects it to claims, lawsuits, regulatory examinations and other proceedings. The Company is subject to several of these matters at the present time. Given the inherent difficulty of predicting the outcome of the litigation and regulatory matters, particularly in cases or proceedings in which substantial or indeterminate damages or fines are sought, or where cases or proceedings are in the early stages, the Company cannot estimate losses or ranges of losses for cases or proceedings where there is only a reasonable possibility that a loss may be incurred. There can be no assurance that these matters will not have a material adverse effect on the Company’s results of operations in any future period and a material judgment could have a material adverse impact on the Company’s financial condition and results of operations. However, it is the opinion of management, after consultation with legal counsel that, based on information currently available, the ultimate outcome of these matters will not have a material adverse impact on the business, financial condition or operating results of the Company although they might be material to the operating results for any particular period, depending, in part, upon operating results for that period.

As previously disclosed in the Company’s public filings, the Company experienced a technology issue at the open of trading at the NYSE on August 1, 2012. This issue was related to the installation of trading software and resulted in the Company’s broker dealer subsidiary, KCA, sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market. As noted in the Company’s Form 10-K for the year ended December 31, 2012, the Company has since been named in two putative class actions and one derivative lawsuit relating to the technology issue and has received several derivative demand letters and/or requests for the inspection or production of certain books and records pursuant to Delaware law related to the technology issue and the August 2012 Recapitalization. In addition, the Company and/or KCA are the subject of regulatory investigations.

Since the announcement on December 19, 2012 of the signing of the Merger Agreement between the Company and GETCO, the Company, GETCO, as well as the individual members of the Company’s Board of Directors (the “Individual Defendants”), have been named as defendants in several lawsuits brought by certain purported Knight stockholders challenging the proposed Merger. The lawsuits generally allege, among other things, that the Merger fails to properly value Knight, that the Individual Defendants breached their fiduciary duties in approving the Merger Agreement and that those breaches were aided and abetted by GETCO. The lawsuits seek, among other things, to enjoin the defendants from completing the proposed Merger on the agreed–upon terms, rescission of the proposed Merger (to the extent it has already been consummated), monetary relief and attorneys’ fees and costs.

While the Company is currently unable to predict the outcome of any possible litigation or investigation related to the technology issue, the August 2012 Recapitalization, or the proposed Merger with GETCO, an unfavorable outcome in one or more of these matters could have a material adverse effect on the Company’s financial condition or ongoing operations. In addition, the Company expects to incur additional expenses in defending against litigation and in connection with investigations.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Legal

The following developments occurred in the lawsuit entitled Fernandez v. Knight Capital Group, Inc. et al. in the U.S. District Court for the District of New Jersey since the developments described in the Company’s Form 10-K for the year ended December 31, 2012:

Following the appointment of a lead plaintiff and counsel, the plaintiff filed an amended complaint on March 14, 2013, alleging generally that the defendants made material misstatements and/or failed to disclose matters related to the events of August 1. More specifically, the plaintiff alleges that defendants made false and misleading statements concerning the Company’s risk management procedures and protocols, available cash and liquidity, Value at Risk and internal controls over financial reporting. The plaintiff asserts claims under Sections 10(b) and 20 and Rule 10b-5 of the federal securities laws, claiming that it and a class of the Company’s shareholders who purchased the Company’s securities between November 30, 2011 and August 1, 2012 paid an inflated price. The Company intends to file a motion to dismiss the amended complaint. Pursuant to the parties’ scheduling order, briefing on the motion to dismiss will be complete in August 2013.

Merger Litigation

Delaware Litigation. The following developments occurred in the lawsuit entitled In re Knight Capital Group, Inc. Shareholder Litigation (C.A. No. 8159-VCP), pending in the Court of Chancery of the State of Delaware since the developments described in the Company’s Form 10-K for the year ended December 31, 2012:

On March 5, 2013, the co-lead plaintiffs in the Delaware Consolidated Action filed an amended complaint and motions for expedited discovery and a preliminary injunction. In addition to the allegations in the initial complaints, the Delaware amended complaint contains allegations that the Knight board of directors breached its fiduciary duties by providing stockholders with allegedly deficient disclosures about the proposed transaction in the Company’s Preliminary Form S-4, filed with the SEC on February 13, 2013 (the “Preliminary Proxy”). The Delaware court has scheduled a hearing on the plaintiffs’ motion for a preliminary injunction on June 5, 2013.

New Jersey Litigation. The following developments occurred in the lawsuits entitled Bryan v. Knight Capital, Inc. et al. (Case No. HUD-C-001-13), and Ward v. Knight Capital, Inc. et al. (Case No. HUD-C-003-13), both pending in the Superior Court of New Jersey, Chancery Division of Hudson County since the developments described in the Company’s Form 10-K for the year ended December 31, 2012:

On February 20, 2013, Knight moved to dismiss or, in the alternative, stay the New Jersey actions in deference to the first-filed Delaware actions. The New Jersey court granted the motion on March 28, 2013, and ordered that the New Jersey actions be stayed for all purposes in deference to the first-filed Delaware actions.

New York Litigation. The following developments occurred in the lawsuit entitled Rosenfeld v. Thomas M. Joyce, et al. (Case No. 6540147/2013), in the Supreme Court of State of New York (New York County) since the developments described in the Company’s Form 10-K for the year ended December 31, 2012:

On March 14, 2013, the plaintiff in the New York action filed an amended complaint, which, in addition to the allegations in the initial complaint, contains allegations that the Knight board of directors breached its fiduciary duties by providing stockholders with allegedly deficient disclosures about the proposed transaction in the Preliminary Proxy. On March 21, 2013, the plaintiff moved by order to show cause for expedited discovery in support of his claims. The New York court issued an order on March 25, 2013, setting a hearing on the plaintiff’s motion for April 4, 2013. On March 28, 2013, the parties in the New York action reached an agreement with respect to the matters raised in the plaintiff’s motion and other aspects of the action, and as a result, on March 29, 2013, the plaintiff withdrew his motion for expedited discovery. On April 9, 2013, the New York court granted permission for the plaintiff to withdraw his motion.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Regulatory

As previously disclosed in the Company’s public filings, subsequent to the August 1, 2012 technology issue, the SEC and other regulators commenced on-site examinations of KCA’s capital and liquidity condition. Those onsite examinations have concluded. Further, on or about August 9, 2012, the SEC began an examination of KCA’s compliance with SEC Rule 15c3-5 (the “Market Access Rule”) and other rules and regulations as they relate to the August 1, 2012 technology issue. The SEC issued a formal order of investigation concerning the Company and KCA on August 29, 2012. The investigation is ongoing and the Company is continuing to cooperate with the regulators. As noted in the

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Company’s Form 10-K filing for the year ended December 31, 2012, the Company is engaged in preliminary discussions with the SEC staff concerning a possible resolution of the investigation. The Company currently believes that any financial penalty in connection with a possible resolution of the SEC investigation would not have a material adverse effect on the consolidated long-term financial condition of the Company, although any financial penalty could be material to operating results for a particular period, depending, in part, upon operating results for that period.

Other Legal and Regulatory Matters

The Company owns subsidiaries including regulated entities that are subject to extensive oversight under federal, state and applicable international laws as well as SRO rules. Changes in market structure and the need to remain competitive require constant changes to the Company’s systems and order handling procedures. The Company makes these changes while continuously endeavoring to comply with many complex laws and rules. Compliance, surveillance and trading issues common in the securities industry are monitored by, reported to, and/or reviewed in the ordinary course of business by the Company’s regulators in the U.S. and abroad. As a major order flow execution destination and reverse mortgage originator, the Company is named from time to time in, or is asked to respond to a number of regulatory matters brought by U.S. regulators, foreign regulators and SROs that arise from its business activities. The Company is currently the subject of various regulatory reviews and investigations. In some instances, these matters may rise to a disciplinary action and/or civil or administrative action.

In the second quarter of 2012, the Company recorded pre-tax trading losses of $35.4 million related to the Facebook IPO. On August 1, 2012 Nasdaq’s proposed voluntary accommodation program (the “Accommodation Program”) was published in the Federal Register by the SEC. The Accommodation Program creates a fund for voluntary accommodations for qualifying Nasdaq members disadvantaged by problems that arose during the Facebook IPO. Under the Accommodation Program as proposed by Nasdaq, the Company would recover a portion of its pre-tax trading losses. The Accommodation Program was approved by the SEC on March 22, 2013 which would allow Nasdaq to compensate market participants for certain claims related to system difficulties in connection with the Facebook IPO in an amount not to exceed $62.0 million. On April 2, 2013, the Company submitted an accommodation claim to Nasdaq totaling approximately $13.0 million comprising approximately $2.6 million which would be reimbursed to customers and approximately $10.4 million to be retained by the Company (related to customer trades which had previously been reimbursed to customers by the Company). Nasdaq acknowledged receipt of the April 2, 2013 claim but the Company has not received any indication from Nasdaq as to whether the Company will receive the full amount of the claim.

Lease & Contract Obligations

The Company leases office space under noncancelable operating leases. Certain office leases contain fixed dollar-based escalation clauses. Rental expense from continuing operations under the office leases was $3.8 million, and $3.4 million for the three months ended March 31, 2013 and 2012, respectively, and is included in Occupancy and equipment rentals on the Consolidated Statements of Operations.

The Company leases certain computer and other equipment under noncancelable operating leases and has entered into guaranteed employment contracts with certain employees. As of March 31, 2013, future minimum rental commitments under all noncancelable office, computer and equipment leases (“Gross Lease Obligations”), Sublease Income and guaranteed employment contracts longer than one year (“Other Obligations”) were as follows (in thousands):

	Gross Lease Obligations	Sublease Income	Net Lease Obligations	Other Obligations
Nine months ending December 31, 2013	$16,973	$1,656	$15,317	$—
Year ending December 31, 2014	21,526	1,634	19,892	—
Year ending December 31, 2015	20,759	1,353	19,406	—
Year ending December 31, 2016	20,352	1,333	19,019	—
Year ending December 31, 2017	20,178	1,412	18,766	—
Thereafter through August 31, 2023	79,040	194	78,846	—

Total	$178,828	$7,582	$171,246	$—

During the normal course of business, the Company collateralizes certain leases or other contractual obligations through letters of credit or segregated funds held in escrow accounts. At March 31, 2013, the Company had provided a letter of credit for $1.0 million, collateralized by U.S. Treasury Bills, as a guarantee for one of the Company’s lease

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

obligations. In the ordinary course of business, Knight Capital Group, Inc. also has provided, and may provide in the future, unsecured guarantees with respect to the payment obligations of certain of its subsidiaries under trading, repurchase, financing and stock loan arrangements, as well as under certain leases.

The Company has floating rate HECMs which the borrowers have additional borrowing capacity of approximately $577.2 million and $478.1 million as of March 31, 2013 and December 31, 2012, respectively. This additional borrowing capacity is primarily in the form of undrawn lines of credit, with the balance generally available on a scheduled payments basis.

During the normal course of business, the Company may enter into futures contracts. These financial instruments are subject to varying degrees of risks whereby the fair value of the securities underlying the financial instruments, may be in excess of, or less than, the contract amount. The Company is obligated to post collateral against certain futures contracts.

The following tables summarize the Company’s futures contract activity (in thousands):

Futures Contracts	Statements of Financial Condition Location	Fair Value of (liability)
		March 31, 2013	December 31, 2012
Notional Value	Not Applicable	$(309,536)	$(172,302)

Fair Value	Payable to brokers, dealers and clearing organizations	$(371)	$(1,921)

		Gain (loss) Recognized
		For the three months ended March 31,
Futures Contracts	Statements of Operations Location	2013	2012
Unrealized gain (loss)	Net trading revenue	$25	$(6,462)

19.	Financial instruments with off-balance sheet risk and concentrations of credit risk

As a market maker of equities and options, the majority of the Company’s securities transactions are conducted as principal or riskless principal with broker-dealers and institutional counterparties primarily located in the United States. The Company self-clears substantially all of its U.S. equity and option securities transactions. The Company clears a portion of its securities transactions through third party clearing brokers. Foreign transactions are settled pursuant to global custody and clearing agreements with major U.S. banks. Substantially all of the Company’s credit exposures are concentrated with its clearing brokers, broker-dealer and institutional counterparties. The Company’s policy is to monitor the credit standing of counterparties with which it conducts business.

Upon the acquisition of the futures business of Penson in June 2012, the Company began providing execution and clearing services in futures and options on futures contracts to facilitate customer transactions on major U.S. and European futures and options exchanges. Customer activities may expose the Company to off-balance sheet risk in the event the FCM customer is unable to fulfill its contracted obligation as the Company guarantees the performance of its clients to the respective clearing houses or other brokers. In accordance with regulatory requirements and market practice, the Company requires its customers to meet, at a minimum, the margin requirements established by each of the exchanges at which contracts are traded. Margin is a good faith deposit from the customer that reduces risk to the Company of failure by the customer to fulfill obligations under these contracts. The Company establishes customer credit limits and monitors required margin levels on a daily basis and, pursuant to such guidelines, require customers to deposit additional collateral, or to reduce positions, when necessary. Further, the Company seeks to reduce credit risk by entering into netting agreements with customers, which permit receivables and payables with such customers to be offset in the event of a customer default. Management believes that the margin deposits and collateral held at March 31, 2013 and December 31, 2012 were adequate to minimize the risk of material loss that could be created by positions held at that time.

In the normal course of its operations, the Company enters into contracts that contain a variety of representations and warranties which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company believes the risk of significant loss is minimal.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Financial instruments sold, not yet purchased, at fair value represent obligations to purchase such securities (or underlying securities) at a future date. The Company may incur a loss if the market value of the securities subsequently increases.

The Company currently has no loans outstanding to any former or current executive officer or director.

20.	Business segments

In the first quarter of 2013, the Company changed its reporting segments from four operating segments: (i) Market Making, (ii) Institutional Sales and Trading, (iii) Electronic Execution Services and (iv) Corporate and Other to three operating segments: (i) Market Making; (ii) Global Execution Services; and (iii) Corporate and Other. This change was made to better reflect the Company’s client offerings, changes in senior management, the combination of the institutional equities sales teams and how the businesses are managed.

The Market Making segment principally consists of market making in global equities and listed domestic options. Market Making primarily includes client, and to a lesser extent, non-client electronic market making and cash trading activities in which the Company operates as a market maker in equity securities. Market Making also includes the Company’s option market making business which trades on substantially all domestic electronic exchanges.

The Global Execution Services segment offers access via its electronic agency-based platforms to markets and self-directed trading in equities, options, fixed income, foreign exchange and futures. In contrast to Market Making segment, Global Execution Services segment generally does not act as a principal to transactions that are executed within this segment, however, it will commit capital on behalf of clients as needed, and generally earns commissions for acting as agent between the principals to the trade. Global Execution Services also includes equity sales and trading (including ETFs) , reverse mortgage origination and securitization and asset management. This segment also facilitates client orders through program, block, and riskless principal trades and provides capital markets services, including equity offerings as well as private placements. Additionally, the Global Execution Services segment includes the FCM business, which comprises certain assets and liabilities that the Company acquired or assumed from the futures division of Penson Financial Services, Inc. on June 1, 2012. This business provides execution and clearing services on major U.S. and European futures and options exchanges for clients.

The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and other expenses that are not attributable to the other segments. The Corporate and Other segment houses functions that support Knight’s other segments such as self-clearing services, including stock lending.

The Company’s revenues, income (loss) from continuing operations before income taxes (“Pre-tax earnings”) and total assets by segment are summarized in the following table (in thousands):

	Market Making	Global Execution Services	Corporate and Other	Consolidated Total
For the three months ended March 31, 2013:
Revenues	$150,729	$122,373	$12,054	$285,156
Pre-tax earnings	36,550	10,717	(29,363)	17,904
Total assets	2,107,033	6,501,730	2,158,343	10,767,106
For the three months ended March 31, 2012:
Revenues	$152,166	$140,270	$10,036	$302,472
Pre-tax earnings	45,131	23,845	(17,878)	51,098
Total assets	2,001,430	3,794,641	1,817,959	7,614,030

Total Assets do not include Assets of business held for sale of $145.7 million and $389.7 million at March 31, 2013 and 2012, respectively.

Prior year amounts have been recast to conform with current year segment presentation.